Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

DATED AS OF MAY 5, 2004

BETWEEN

F.N.B. CORPORATION

AND

SLIPPERY ROCK FINANCIAL CORPORATION

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TABLE OF CONTENTS
(Continued)
6.08	Certain Actions	46
6.09	Certain Policies	48
6.10	NYSE Listing	48
6.11	Indemnification	49
6.12	Benefit Plans	50
6.13	Parent Bank Board	51
6.14	Notification of Certain Matters	52
6.15	Regulatory Conditions	52
6.16	Exemption From Liability Under Section 16(b)	52
6.17	Regulatory Approval of Certain Agreements and Payments	52
ARTICLE VII	CONDITIONS TO CONSUMMATION OF THE MERGER	53
7.01	Conditions to Each Party's Obligation to Effect the Merger	53
7.02	Conditions to Obligation of Slippery Rock	54
7.03	Conditions to Obligation of Parent	54
ARTICLE VIII	TERMINATION	55
8.01	Termination	55
8.02	Effect of Termination	57
ARTICLE IX	MISCELLANEOUS	57
9.01	Survival	57
9.02	Waiver; Amendment	57
9.03	Counterparts	57
9.04	Governing Law	58
9.05	Expenses	58
9.06	Notices	58
9.07	Entire Understanding; No Third Party Beneficiaries	59
9.08	Severability	59
9.09	Enforcement	59
9.10	Interpretation	59
9.11	Assignment	60
9.12	Alternative Structure	60

ii

TABLE OF CONTENTS
(Continued)

ANNEX A          Form of Bank Merger Agreement

ANNEX B          Form of Affiliate Letter

iii

          AGREEMENT AND PLAN OF MERGER, dated as of May 5, 2004 (this "Agreement"), between F.N.B. Corporation ("Parent") and Slippery Rock Financial Corporation ("Slippery Rock").

RECITALS

          A.          Slippery Rock. Slippery Rock is a Pennsylvania corporation, having its principal place of business in Slippery Rock, Pennsylvania.

          B.          Parent. Parent is a Florida corporation, having its principal place of business in Hermitage, Pennsylvania.

          C.          Intention of the Parties. It is the intention of the parties to this Agreement that the Merger provided for herein be treated as a "reorganization" under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and this Agreement constitutes a "plan of reorganization" within the meaning of Treasury Regulations Section 1.368-1(c).

          D.          Board Action. The respective Boards of Directors of Parent and Slippery Rock have determined that it is in the best interests of their respective companies and their stockholders to consummate the Merger provided for herein.

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

          1.01          Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

                          "Acquisition Proposal" has the meaning set forth in Section 6.08.

                          "Affiliate Letter" has the meaning set forth in Section 6.07.

                          "Agreement" means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

                          "Approval Recommendation" has the meaning set forth in Section 6.02.

                          "Articles of Merger" has the meaning set forth in Section 2.02(a).

                          "Average Closing Price" has the meaning set forth in Section 8.01(f).

                          "Bank" means The First National Bank of Slippery Rock.

                          "Bank Insurance Fund" means the Bank Insurance Fund maintained by the FDIC.

                          "Bank Merger Agreement" means the Agreement of Merger dated as of the date hereof by and between Parent Bank and Slippery Rock Bank, the form of which is attached hereto as Annex A.

                         "Bank Merger" has the meaning set forth in Section 3.09.

                          "Bank Regulatory Authority" means the OCC, the FDIC, or any other state or federal bank regulatory agency charged with the supervision or regulation of Slippery Rock, Slippery Rock Bank, Parent or Parent Bank or the insurance of the deposits of Slippery Rock Bank or Parent Bank.

                          "Bank Secrecy Act" means the Bank Secrecy Act of 1970, as amended.

                          "BIF" means the Bank Insurance Fund.

                          "Benefit Plans" has the meaning set forth in Section 5.03(m)(i).

                          "Break-up Fee" has the meaning set forth in Section 6.08(e).

                          "Business Day" means Monday through Friday of each week, except a legal holiday recognized as such by the U. S. Government or any day on which banking institutions in the Commonwealth of Pennsylvania are authorized or obligated to close.

                          "Business Retention and Development Agreement" means the form of proposed business retention and development agreement between William Sonntag and Parent.

                          "Cash Amount" means that portion of the Merger Consideration not consisting of shares of Parent Common Stock.

                          "Cash Election" has the meaning set forth in Section 3.03(a).

                          "Cash Proration Factor" has the meaning set forth in Section 3.03(c)(iii)(C).

                          "Certificate" means any certificate that immediately prior to the Effective Time represented shares of Slippery Rock Common Stock.

                          "Change in Slippery Rock Recommendation" has the meaning set forth in Section 6.08(b).

                          "Closing" and "Closing Date" have the meanings set forth in Section 2.02(b).

                          "Code" has the meaning set forth in the recitals to this Agreement.

                          "Combination Cash Election" has the meaning set forth in Section 3.03(a).

                          "Combination Stock Election" has the meaning set forth in Section 3.03(a).

                          "Community Reinvestment Act" means the Community Reinvestment Act of 1977, as amended.

                          "Confidentiality Agreement" has the meaning set forth in Section 6.06(c).

                          "Derivatives Contract" has the meaning set forth in Section 5.03(q).

                          "Determination Date" means the date on which the last required Bank Regulatory Authority approval is obtained with respect to the Transaction, without regard to a requisite waiting period.

                          "Disclosure Schedule" has the meaning set forth in Section 5.01.

                          "Dissenting Shares" means shares of Slippery Rock Common Stock as to which appraisal rights are perfected under Subchapter D of Chapter 15 of the PBCL.

                          "DOL" has the meaning set forth in Section 5.03(m)(i).

                          "Effective Date" has the meaning set forth in Section 2.02(a).

                          "Effective Time" has the meaning set forth in Section 2.02(a).

                          "Election" has the meaning set forth in Section 3.03(a).

                          "Election Deadline" has the meaning set forth in Section 3.03(b).

                          "Election Form" has the meaning set forth in Section 3.03(a).

                          "Employees" has the meaning set forth in Section 5.03(m)(i).

                          "Employment Agreement" shall mean the form of employment agreement between William Sonntag and Slippery Rock.

                          "Environmental Laws" has the meaning set forth in Section 5.03(o).

                          "Equal Credit Opportunity Act" means the Equal Credit Opportunity Act, as amended.

                          "Equity Investment" means (i) an Equity Security; and (ii) an ownership interest in any company or other entity, any membership interest that includes a voting right in any company or other entity, any interest in real estate; and any investment or transaction which in substance falls into any of these categories even though it may be structured as some other form of investment or transaction.

                          "Equity Security" means any stock (other than adjustable-rate preferred stock, money market (auction rate) preferred stock or other instrument determined by the OCC to have the character of debt securities), certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, or voting-trust certificate; any security convertible into such a security; any security carrying any warrant or right to subscribe to or purchase any such security; and any certificate of interest or participation in, temporary or interim certificate for, or receipt for any of the foregoing.

                          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                          "ERISA Affiliate" has the meaning set forth in Section 5.03(m)(iii).

                          "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

                          "Exchange Agent" means such entity selected by Parent to effect the exchange of Slippery Rock Common Stock for Parent Common Stock and/or cash.

                          "Exchange Fund" has the meaning set forth in Section 3.04(a).

                          "Exchange Ratio" shall mean 1.41, subject to adjustment pursuant to Sections 3.05 and/or 8.01(g), and shall be rounded to the nearest one-ten-thousandth.

                          "Fair Housing Act" means the Fair Housing Act, as amended.

                          "FDIC" means the Federal Deposit Insurance Corporation.

                          "Federal Reserve Act" means the Federal Reserve Act, as amended.

                          "Federal Reserve Board" means the Board of Governors of the Federal Reserve System.

                          "FLBC" means the Florida Business Corporation Act, as amended.

                          "GAAP" means generally accepted accounting principles and practices as in effect from time to time in the United States.

                          "Governmental Authority" means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality.

                          "Hazardous Substance" has the meaning set forth in Section 5.03(o).

                          "Home Mortgage Disclosure Act" means the Home Mortgage Disclosure Act, as amended.

                          "Indemnified Parties" and "Indemnifying Party" have the meanings set forth in Section 6.11(a).

                          "Index Price" has the meaning set forth in Section 8.01(f).

                          "Index Ratio" has the meaning set forth in Section 8.01(f).

                          "Insurance Amount" has the meaning set forth in Section 6.11(c).

                          "Insurance Policies" has the meaning set forth in Section 5.03(w).

                          "IRS" has the meaning set forth in Section 5.03(m)(i).

                          "Key Employee Severance Agreement" means the proposed form of key employment severance agreement between Slippery Rock and certain Slippery Rock employees.

                          "Liens" means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.

                          "Loans" has the meaning set forth in Section 4.01(r).

                          "Mailing Date" has the meaning set forth in Section 3.03(a).

                          "Material Adverse Effect" means, with respect to Parent or Slippery Rock any effect that (i) is material and adverse to the financial position, results of operations or business of Parent and its Subsidiaries taken as a whole or Slippery Rock and its Subsidiaries taken as a whole, as the case may be, or (ii) would materially impair the ability of any of Parent and its Subsidiaries or Slippery Rock and its Subsidiaries to perform their respective obligations under this Agreement or the Bank Merger Agreement or otherwise materially impede the consummation of the Transaction; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes after the date hereof in banking and similar laws of general applicability or interpretations thereof by Governmental Authorities, (b) changes after the date hereof in GAAP or regulatory accounting requirements applicable to banks, federal savings institutions and their holding companies generally, (c) changes after the date hereof in general economic or market conditions affecting banks and their holding companies generally, (d) public disclosure of the transactions contemplated hereby, (e) costs incurred in connection with the Transaction including, without limitation, change in control and severance payments, investment banking fees, legal fees, accounting fees and printing costs, in each case in accordance with GAAP and (f) any action or omission of Slippery Rock or Parent taken with the prior consent of the other or as otherwise contemplated by this Agreement in connection with the consummation of the Transaction.

                          "Material Contracts" has the meaning set forth in Section 5.03(k)(i).

                          "Merger" has the meaning set forth in Section 2.01(a).

                          "Merger Consideration" means the number of whole shares of Parent Common Stock, cash or a combination thereof, plus cash in lieu of any fractional share interest, into which shares of Slippery Rock Common Stock shall be converted pursuant to the provisions of Article III.

                          "National Labor Relations Act" means the National Labor Relations Act, as amended.

                          "Non-competition Agreement" means the proposed non-competition agreement between Parent and William Sonntag.

                          "NYSE" means The New York Stock Exchange, Inc.

                          "OCC" means the Office of the Comptroller of the Currency.

                          "OREO" means other real estate owned.

                          "Parent" has the meaning set forth in the preamble to this Agreement.

                          "Parent Articles" means the Articles of Incorporation of Parent, as amended.

                          "Parent Bank" means The First National Bank of Pennsylvania, a national association and wholly owned subsidiary of Parent.

                          "Parent Bank Board" means the Board of Directors of Parent Bank.

                          "Parent Bank 2005 Annual Meeting" has the meaning set forth in Section 6.13.

                          "Parent Benefit Plans" has the meaning set forth in Section 6.12(a).

                          "Parent Board" means the Board of Directors of Parent.

                          "Parent Bylaws" means the Amended Bylaws of Parent.

                          "Parent Closing Average" means the average of the last sales price per share for Parent Common Stock on the NYSE (as reported in The Wall Street Journal, or if not reported therein, another authorized source) for the twenty consecutive NYSE trading day period ending on the Determination Date, rounded to the nearest whole cent, subject to adjustment pursuant to Section 3.05.

                          "Parent Common Stock" means the common stock, $.01 par value per share, of Parent.

                          "Parent Preferred Stock" means the preferred stock, $.01 par value per share, of Parent.

                          "Parent Ratio" has the meaning set forth in Section 8.01(f).

                          "Parent Regulatory Authorities" has the meaning set forth in Section 5.04(i)(i).

                          "Payment Event" has the meaning set forth in Section 6.08(e).

                          "PBCL" means the Pennsylvania Business Corporation Law of 1988, as amended.

                          "Pension Plan" has the meaning set forth in Section 5.03(m)(ii).

                          "Person" means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company or unincorporated organization.

                          "Previously Disclosed" by a party shall mean information set forth in a section of its Disclosure Schedule corresponding to the section of this Agreement where such term is used.

                          "Price Per Share" means $28.00.

                          "Proxy Statement" has the meaning set forth in Section 6.03(a).

                          "Registration Statement" has the meaning set forth in Section 6.03(a).

                          "Rights" means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments that obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

                          "SEC" means the Securities and Exchange Commission.

                          "Section 16 Information" means information accurate in all respects regarding the Slippery Rock Insiders, the number of shares of Slippery Rock Common Stock held by each such Slippery Rock Insider and the number and description of the Slippery Rock Options held by each such Slippery Rock Insider.

                          "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

                          "Securities Documents" has the meaning set forth in Sections 5.03(g)(i) and 5.04(g)(i) in the case of Slippery Rock and Parent, respectively.

                          "Separation and Release Agreement" means the proposed separation and release agreement between Slippery Rock and William Sonntag.

                          "Slippery Rock" has the meaning set forth in the preamble to this Agreement.

                          "Slippery Rock Affiliates" has the meaning set forth in Section 6.07.

                          "Slippery Rock Articles" means the Articles of Incorporation of Slippery Rock, as amended.

                          "Slippery Rock Bank" means The First National Bank of Slippery Rock, a national association and wholly owned subsidiary of Slippery Rock.

                          "Slippery Rock Bank Board" means the Board of Directors of Slippery Rock Bank.

                          "Slippery Rock Board" means the Board of Directors of Slippery Rock.

                          "Slippery Rock Bylaws" means the Bylaws of Slippery Rock, as amended.

                          "Slippery Rock Common Stock" means the common stock, $0.25 par value per share, of Slippery Rock.

                          "Slippery Rock Designees" has the meaning set forth in Section 6.13.

                          "Slippery Rock Group" means any "affiliated group" (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that includes Slippery Rock and its Subsidiaries or any predecessor of or any successor to Slippery Rock (or to another such predecessor or successor).

                          "Slippery Rock Insiders" means those officers, directors and 10% or greater stockholders of Slippery Rock who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

                          "Slippery Rock Loan Property" has the meaning set forth in Section 5.03(o)(i).

                          "Slippery Rock Meeting" has the meaning set forth in Section 6.02(a).

                          "Slippery Rock Options" means the options to acquire Slippery Rock Common Stock issued under the Slippery Rock Common Stock Option Plan.

                          "Slippery Rock Regulatory Authorities" has the meaning set forth in Section 5.03(i).

                          "Slippery Rock Stock Option Plans" means the Slippery Rock Employees Incentive Stock Option Plan and the Non-Employee Directors Stock Option Plan.

                          "Starting Date" means the trading day on the NYSE immediately following the day on which the parties publicly announced the signing of this Agreement.

                          "Starting Price" means the closing price of Parent Common Stock on the Starting Date, subject to adjustment pursuant to Section 3.05 and rounded to the nearest whole cent.

                          "Stock Amount" means 3,276,554 shares of Parent Common Stock, subject to adjustment pursuant to Section 3.05.

                          "Stock Election" has the meaning set forth in Section 3.03(a).

                          "Stock Proration Factor" has the meaning set forth in Section 3.03(c).

                         "Subsidiary" and "Significant Subsidiary" have the meanings ascribed to those terms in Rule l-02 of Regulation S-X of the SEC.

                          "Superior Proposal" has the meaning set forth in Section 6.08(e)(ii).

                          "Surviving Corporation" has the meaning set forth in Section 2.01(a).

                          "Tax" and "Taxes" mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

                          "Tax Returns" means any return, declaration or other report (including elections, declarations, schedules, estimates and information returns) with respect to any Taxes.

                          "Third Party" has the meaning set forth in Section 8.08(e).

                          "Transaction" means the Merger and any other transactions contemplated by this Agreement.

                          "Treasury Stock" means shares of Slippery Rock Common Stock held by Slippery Rock or any of its Subsidiaries or by Parent or any of its Subsidiaries, other than in a fiduciary (including custodial or agency) capacity or as a result of debts previously contracted in good faith.

                          "Undesignated Shares" has the meaning set forth in Section 3.03(a).

                          "Voting Debt" means any bonds, debentures, notes or other indebtedness that provides for the right to vote on matters with respect to which Parent's stockholders have the right to vote upon.

ARTICLE II

THE MERGER

          2.01        The Merger.

                         (a)          The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Slippery Rock shall merge with and into Parent in accordance with the applicable provisions of the PBCL and the FLBC (the "Merger"), the separate corporate existence of Slippery Rock shall cease and Parent shall survive and continue to exist as a corporation incorporated under the FLBC (Parent, as the surviving corporation in the Merger, sometimes being referred to herein as the "Surviving Corporation").

                         (b)          Name. The name of the Surviving Corporation shall be "F.N.B. Corporation."

                         (c)          Articles of Incorporation and Bylaws. The articles of incorporation and bylaws of the Surviving Corporation immediately after the Merger shall be the articles of incorporation and the bylaws of Parent as in effect immediately prior to the Merger, in each case until thereafter amended in accordance with applicable law.

                         (d)          Directors and Executive Officers of the Surviving Corporation. The directors of the Surviving Corporation immediately after the Merger shall be the directors of Parent immediately prior to the Merger. The executive officers of the Surviving Corporation immediately after the Merger shall be the executive officers of Parent immediately prior to the Merger, each of whom shall serve until such time as their successors shall be duly elected and qualified.

                         (e)          Authorized Capital Stock. The authorized capital stock of the Surviving Corporation upon consummation of the Merger shall be as set forth in the Parent articles of incorporation immediately prior to the Merger.

                         (f)          Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in Sections 1921 through 1932 of the PBCL and Sections 607.1101 through 607.11101 of the FLBC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Slippery Rock shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of Slippery Rock shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

                         (g)          Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Slippery Rock acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, Slippery Rock, and its proper officers and directors, shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Surviving Corporation or otherwise to take any and all such action.

          2.02        Effective Date and Effective Time; Closing.

                         (a)          Subject to the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), the parties shall cause an articles of merger relating to the Merger (the "Articles of Merger") to be filed with the Secretary of State of the Commonwealth of Pennsylvania pursuant to the PBCL and the Secretary of State of the State of Florida pursuant to the FLBC on (i) a date selected by Parent after such satisfaction or waiver that is no later than five Business Days after such satisfaction or waiver, or (ii) such other date to which the parties may mutually agree in writing, provided that in either case, such date shall be no less than ten days following the Slippery Rock Meeting. The Merger provided for herein shall become effective upon such filings or on such date as may be specified therein. The date of such filings or such later effective date is herein called the "Effective Date." The "Effective Time" of the Merger shall be the time of such filings or as set forth in such filings.

                         (b)          A closing (the "Closing") shall take place immediately prior to the Effective Time at 8:00 a.m., prevailing time, at the principal offices of Parent in Hermitage, Pennsylvania, or at such other place, at such other time, or on such other date as the parties may mutually agree upon (such date, the "Closing Date"). At the Closing, there shall be delivered to

Parent and Slippery Rock the opinions, certificates and other documents required to be delivered under Article VII.

ARTICLE III

MERGER CONSIDERATION; EXCHANGE PROCEDURES

          3.01        Conversion of Shares.

                         (a)        Subject to the provisions of this Agreement, each share of Slippery Rock Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and Treasury Stock) shall, by virtue of the Merger, shall no longer be outstanding and shall as of the Effective Time automatically be converted into and shall thereafter only represent the right to receive, at the election of the holder thereof as provided in Section 3.03, any of the following:

                                (i)          Parent Common Stock equal to the Exchange Ratio;

                                (ii)          cash in the amount of the Price Per Share; or

                                (iii)          a combination of Parent Common Stock and cash as set forth in Section 3.03(a), provided that all elections shall be made as to whole shares only.

                         (b)        At and after the Effective Time, each share of Treasury Stock shall be cancelled and retired and no shares of Parent Common Stock, cash or consideration shall be in exchange therefor.

                         (c)        At the Effective Time, the stock transfer books of Slippery Rock shall be closed as to holders of Slippery Rock Common Stock immediately prior to the Effective Time and no transfer of Slippery Rock Common Stock by any such holder shall thereafter be made or recognized. If, after the Effective Time, certificates are properly presented in accordance with Section 3.04 of this Agreement to the Exchange Agent, such certificates shall be canceled and exchanged for certificates representing the number of whole shares of Parent Common Stock, if any, and/or a check representing the amount of cash, if any, into which the Slippery Rock Common Stock represented thereby was converted in the Merger, plus any payment for a fractional share of Parent Common Stock without any interest thereon.

                         (d)        At and after the Effective Time, each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

          3.02        Fractional Shares. Notwithstanding any other provisions of this Agreement, no fractional shares of Parent Common Stock shall be issued in the Merger. In lieu thereof, each holder of Slippery Rock Common Stock who would otherwise be entitled to receive a fractional share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive an amount in cash (without interest), rounded to the nearest cent, equal to the product obtained by multiplying (a) the Parent Closing Average by (b) the fraction (calculated to the nearest ten-thousandth) of the share of Parent Common Stock to which such holder would otherwise be entitled. No such holder shall be entitled to dividends or other rights in respect of any such fractional shares.

          3.03        Election and Proration Procedures.

                         (a)        An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Slippery Rock Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent in such form as Parent and Slippery Rock shall mutually agree) ("Election Form") shall be mailed by or on behalf of Parent no less than thirty-five (35) days prior to the anticipated Effective Time of the Merger, as jointly determined by Parent and Slippery Rock, or on such other date as Parent and Slippery Rock shall mutually agree ("Mailing Date") to each holder of record of Slippery Rock Common Stock. Parent shall make available one or more Election Forms as may be reasonably requested by all persons who become holders (or beneficial owners) (the term "beneficial owner" and "beneficial ownership" for purposes of this Agreement shall have the meaning set forth in Section 13(d) of the Exchange Act) of Slippery Rock Common Stock after the Election Form Record Date and prior to the Election Deadline, and Slippery Rock shall provide to the Exchange Agent all information reasonably necessary for it to perform its obligations as specified herein. Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) to elect (an "Election") to receive (i) Parent Common Stock (a "Stock Election") with respect to all of such holder's Slippery Rock Common Stock, or (ii) cash (a "Cash Election") with respect to all of such holder's Slippery Rock Common Stock, or (iii) Parent Common Stock for a specified number of shares of Slippery Rock Common Stock (a "Combination Stock Election") and cash for the remaining number of shares of Slippery Rock Common Stock held by such holder (a "Combination Cash Election"). Any Slippery Rock Common Stock other than Dissenting Shares and Treasury Shares, with respect to which the Exchange Agent has not received an effective, properly completed Election Form prior to the Election Deadline shall be deemed to be "Undesignated Shares" hereunder.

                         (b)        Any Election shall have been properly made and effective only if the Exchange Agent shall have actually received a properly completed Election Form that has not been revoked by 5:00 p.m., prevailing time, by the 30th day following the Mailing Date (or such other time and date as Parent and Slippery Rock may mutually agree) (the "Election Deadline"). An Election Form shall be deemed properly completed only if an Election is indicated for each share of Slippery Rock Common Stock covered by such Election Form and if accompanied by one or more certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all shares of Slippery Rock Common Stock covered by such Election Form, together with duly executed transmittal materials included in or required by the Election Form. Any Election Form may be revoked by the person submitting such Election Form at or prior to the Election Deadline, provided that the Exchange Agent shall have actually received prior to the Election Deadline a written notice revoking such Election Form and specifying the shares of Slippery Rock Common Stock covered by such revoked Election Form. In the event an Election Form is revoked prior to the Election Deadline, the shares of Slippery Rock Common Stock representing such Election Form shall automatically become Undesignated Shares unless and until a new Election is properly made with respect to such shares on or before the Election Deadline, and

Slippery Rock shall cause the certificates representing such shares of Slippery Rock Common Stock to be promptly returned without charge to the person submitting the revoked Election Form upon written request to that effect from the holder who submitted such Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any Election or revocation has been properly or timely made and to disregard immaterial defects in the Election Forms, and any decisions of Slippery Rock and Parent required by the Exchange Agent and made in good faith in determining such matters shall be binding and conclusive. Neither Parent nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

                         (c)        As promptly as practicable but not later than five Business Days prior to the Effective Time of the Merger, Parent shall cause the Exchange Agent to effect the allocation among the holders of Slippery Rock Common Stock of rights to receive Parent Common Stock or cash in the Merger in accordance with the Election Forms as follows:

                                (i)          if the aggregate number of shares of Slippery Rock Common Stock as to which Stock Elections and Combination Stock Elections shall have effectively been made times the Exchange Ratio is approximately equal to the Stock Amount, then:

                                        (A)          Each holder of Slippery Rock Common Stock who made an effective Stock Election or Combination Stock Election shall receive the number of shares of Parent Common Stock that is equal to the product of the Exchange Ratio multiplied by the number of shares of Slippery Rock Common Stock covered by such Stock Election or Combination Stock Election; and

                                        (B)          Each holder of Slippery Rock Common Stock who made an effective Cash Election or Combination Cash Election, and each holder of Undesignated Shares shall receive the Price Per Share in cash for each such share of Slippery Rock Common Stock or Undesignated Share.

                                (ii)         if the aggregate number of shares of Slippery Rock Common Stock as to which Stock Elections and Combination Stock Elections shall have effectively been made times the Exchange Ratio exceeds, and is not approximately equal to, the Stock Amount, then Parent shall have the option to issue Parent Common Stock in accordance with such elections. If Parent chooses not to exercise such option, then:

                                        (A)          Each holder of Slippery Rock Common Stock who made an effective Cash Election or Combination Cash Election shall receive the Price Per Share in cash for each such share of Slippery Rock Common Stock;

                                        (B)          Each holder of Undesignated Shares shall be deemed to have made Cash Elections and shall receive the Price Per Share in cash for each such Undesignated Share; and

                                        (C)          A stock proration factor (the "Stock Proration Factor") shall be determined by dividing (1) the Stock Amount by (2) the product of the Exchange Ratio and the number of shares of Slippery Rock Common Stock with respect to which effective Stock Elections and Combination Stock Elections were made.

Each holder of Slippery Rock Common Stock who made an effective Stock Election or Combination Stock Election shall be entitled to:

                                                 (I)          the number of shares of Parent Common Stock equal to the product of (x) the Exchange Ratio, multiplied by (y) the number of shares of Slippery Rock Common Stock covered by such Stock Election or Combination Stock Election, multiplied by (z) the Stock Proration Factor, and

                                                 (II)          cash in an amount equal to the product of (x) the Price Per Share, multiplied by (y) the number of shares of Slippery Rock Common Stock covered by such Stock Election or Combination Stock Election, multiplied by (z) one minus the Stock Proration Factor.

                                (iii)        if the aggregate number of shares of Slippery Rock Common Stock as to which Stock Elections and Combination Stock Elections shall have effectively been made times the Exchange Ratio is less than, and is not approximately equal to, the Stock Amount, then:

                                        (A)          Each holder of Slippery Rock Common Stock who made an effective Stock Election or Combination Stock Election shall receive the number of shares of Parent Common Stock equal to the product of the Exchange Ratio multiplied by the number of shares of Slippery Rock Common Stock covered by such Stock Election or Combination Stock Election;

                                        (B)          The Exchange Agent shall select by random such number of holders of Undesignated Shares (other than holders of Undesignated Shares who refrained from voting in favor of the Merger as required by Section 1574 of the PBCL prior to the meeting of Stockholders to be held pursuant to Section 6.05) to receive Parent Common Stock as shall be necessary so that the shares of Parent Common Stock to be received by those holders, when combined with the number of shares for which a Stock Election or Combination Stock Election has been made, multiplied by the Exchange Ratio shall be approximately equal to the Stock Amount. If all of said Undesignated Shares plus all shares as to which Stock Elections and Combination Stock Elections have been made together multiplied by the Exchange Ratio are less than, and not approximately equal to, the Stock Amount, then:

                                       (C)          A cash proration factor (the "Cash Proration Factor") shall be determined by dividing (1) the amount which is the difference between (x) the number obtained by dividing the Stock Amount by the Exchange Ratio and (y) the sum of the number of shares of Slippery Rock Common Stock with respect to which effective Stock Elections and Combination Stock Elections were made and the number of Undesignated Shares selected pursuant to subparagraph (iii)(B) above by (2) the number of shares of Slippery Rock Common Stock with respect to which effective Cash Elections and Combination Cash Elections were made.

Each holder of Slippery Rock Common Stock who made an effective Cash Election or Combination Cash Election shall be entitled to:

                                               (I)          cash equal to the product of (x) the Price Per Share, multiplied by (y) the number of shares of Slippery Rock Common Stock covered by such Cash Election or Combination Cash Election, multiplied by (z) one minus the Cash Proration Factor, and

                                              (II)          the number of shares of Parent Common Stock equal to the product of (x) the Exchange Ratio, multiplied by (y) the number of shares of Slippery Rock Common Stock covered by such Cash Election or Combination Cash Election, multiplied by (z) the Cash Proration Factor.

                                  (iv)        The prorata allocation process or the random selection process to be used by the Exchange Agent shall consist of such procedures as Parent and Slippery Rock shall mutually determine.

                         (d)          For purposes of this Section 3.03, the shares of which Parent Common Stock is to be issued as consideration in the Merger shall be deemed to be "approximately equal" to the Stock Amount if such number is within 10,000 shares of Parent Common Stock of such amount.

          3.04        Exchange Procedures.

                         (a)        At the Effective Time of the Merger, Parent shall deposit with the Exchange Agent for the benefit of the holders of shares of Slippery Rock Common Stock, for exchange in accordance with this Section 3.04, certificates representing the shares of Parent Common Stock and cash issuable pursuant to Section 3.01 in exchange for shares of Slippery Rock Common Stock outstanding immediately prior to the Effective Time of the Merger and funds in an amount not less than the amount of cash payable in lieu of fractional shares of Parent Common Stock that would otherwise be issuable in connection with Section 3.01, but for the operation of Section 3.02 of this Agreement (collectively, the "Exchange Fund").

                         (b)        After the Effective Time of the Merger, each holder of a certificate ("Certificate") formerly representing Slippery Rock Common Stock (other than Dissenting Shares and Treasury Shares) who surrenders or has surrendered such Certificate (or customary affidavits and indemnification regarding the loss or destruction of such Certificate), together with duly executed transmittal materials included in or required by the Election Form, to the Exchange Agent, shall, upon acceptance thereof, be entitled to (i) a certificate representing Parent Common Stock and/or (ii) cash into which the shares of Slippery Rock Common Stock shall have been converted pursuant to Section 3.01 and Section 3.03, as well as cash in lieu of fractional shares of Slippery Rock Common Stock to which such holder would otherwise be entitled, if applicable. The Exchange Agent shall accept such Certificate upon compliance with such reasonable and customary terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal practices. Until surrendered as contemplated by this Section 3.04, each Certificate representing Slippery Rock Common Stock shall be deemed from and after the Effective Time of the Merger to evidence only the right to receive the consideration to which it is entitled hereunder upon such surrender. Parent shall not be obligated to deliver the Merger Consideration to which any former holder of Slippery Rock Common Stock is entitled as a result of the Merger until such holder surrenders his Certificate or Certificates for exchange as provided in this Section 3.04. If any certificate for shares of Parent Common Stock, or any check representing cash and/or declared but unpaid dividends, is to be issued in a name other than that in which a Certificate surrendered for exchange is issued, the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the Certificate surrendered or provide funds for their purchase or establish to the satisfaction of the Exchange Agent that such taxes are not payable.

                         (c)        No dividends or other distributions declared or made after the Effective Time of the Merger with respect to Parent Common Stock with a record date after the Effective Time of the Merger shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 3.02, until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange thereof, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 3.02 and the amount of dividends or other distributions with a record date after the Effective Time of the Merger theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time of the Merger but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock.

                         (d)          All cash and shares of Parent Common Stock issued upon the surrender for exchange of shares of Slippery Rock Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 3.02) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Slippery Rock Common Stock, and there shall be no further registration of transfers on the stock transfer books of Parent, after the Merger, of the shares of Slippery Rock Common Stock that were outstanding immediately prior to the Effective Time of the Merger. If, after the Effective Time of the Merger, Certificates are presented to Parent for any reason, they shall be canceled and exchanged as provided in this Agreement.

                         (e)        Any portion of the Exchange Fund, including any interest thereon, that remains undistributed to the stockholders of Slippery Rock following the passage of nine (9) months after the Effective Time of the Merger shall be delivered to Parent, upon demand, and any stockholders of Slippery Rock who have not theretofore complied with this Section 3.04 shall thereafter look only to Parent for payment of their claim for cash and Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.

                         (f)          Neither Slippery Rock nor Parent shall be liable to any holder of shares of Slippery Rock Common Stock or Parent Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                         (g)          The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Parent Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares of Parent Common Stock for the account of the Persons entitled thereto.

                         (h)          Certificates surrendered for exchange by any Person constituting an "Affiliate" of Slippery Rock for purposes of Rule 144(a) under the Securities Act shall not be exchanged for certificates representing whole shares of Parent Common Stock until Parent has received a written agreement from such person as provided in Section 6.07.

          3.05         Adjustments for Dilution and Other Matters. If prior to the Effective Time of the Merger, (a) Parent shall declare a stock dividend or distribution on Parent Common Stock with a record date prior to the Effective Time of the Merger, or subdivide, split up, reclassify or combine Parent Common Stock, or make a distribution other than a regular quarterly cash dividend not in excess of $.30 per share, on the Parent Common Stock in any security convertible into Parent Common Stock, in each case with a record date prior to the Effective Time of the Merger, or (b) the outstanding shares of Parent Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities, in each case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in Parent's capitalization other than a transaction in which Parent shall have received fair (as determined by its Board of Directors) consideration for the shares issued, then a proportionate adjustment or adjustments will be made to the Exchange Ratio, the Stock Amount, the Starting Price, and the Average Closing Price, which adjustment or adjustments may include, as appropriate, the issuance of securities, property or cash on the same basis as that on which any of the foregoing shall have been issued, distributed or paid to holders of Parent Common Stock generally.

          3.06         Dissenting Shares. Notwithstanding anything to the contrary contained in this Agreement, any holder of Slippery Rock Common Stock who shall be entitled to be paid the "fair value" of such holder's Dissenting Shares of Slippery Rock Common Stock, as provided in Section 1572 of the PBCL, shall not be entitled to the consideration to which such holder would otherwise have been entitled pursuant to Sections 2.01 and 3.01, unless and until such holder shall have failed to perfect or withdrawn or lost such holder's rights under Subchapter D of Chapter 15 of the PBCL, and shall be entitled to receive only such payment as is provided for by Section 1579 of the PBCL.

          3.07         Withholding Rights. Parent (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of Slippery Rock Common Stock such amounts as Parent is required under the Code or any state, local or foreign tax law or regulation thereunder to deduct and withhold with respect to the making of such payment. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of Slippery Rock Common Stock in respect of which such deduction and withholding was made by Parent.

          3.08         Slippery Rock Options. At the Effective Time, each Slippery Rock Option which is then outstanding, shall cease to represent a right to acquire shares of Slippery Rock Common Stock and shall be converted automatically into an option to purchase shares of Parent Common Stock, and Parent shall assume each Slippery Rock Option, in accordance with the terms of the Slippery Rock Stock Option Plans and stock option or other agreement by which it is evidenced, except that from and after the Effective Time, (i) Parent and the Compensation Committee of its Board of Directors shall be substituted for Slippery Rock and the committee of the Board of Directors of Slippery Rock (including, if applicable, the entire Board of Directors of Slippery Rock) administering such Slippery Rock Stock Option Plans, (ii) each Slippery Rock Option assumed by Parent may be exercised solely for shares of Parent Common Stock, (iii) the number of shares of Parent Common Stock subject to such Slippery Rock Option shall be equal to the number of shares of Slippery Rock Common Stock subject to such Slippery Rock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, provided that any fractional shares of Parent Common Stock resulting from such multiplication shall be rounded down to the nearest share, and (iv) the per share exercise price under each such Slippery Rock Option shall be adjusted by dividing the per share exercise price under each such Slippery Rock Option by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent. Notwithstanding clauses (iii) and (iv) of the preceding sentence, each Slippery Rock Option that is an "incentive stock option" shall be adjusted as required by Section 424 of the Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option within the meaning of Section 424(h) of the Code. Parent and Slippery Rock agree to take all necessary steps to effect the foregoing provisions of this Section 3.08. As of the Effective Time, Parent shall issue to each holder of an outstanding Slippery Rock Option that has been assumed by Parent a document evidencing the conversion and assumption of the Slippery Rock Option by Parent pursuant to this Section 3.08.

          3.09         Bank Merger. As soon as practicable after the execution of this Agreement, Slippery Rock and Parent shall cause Slippery Rock Bank and Parent Bank to enter into the Bank Merger Agreement, the form of which is attached hereto as Annex A, that provides for the merger of Slippery Rock Bank with and into Parent Bank (the "Bank Merger"), in accordance with applicable laws and regulations and the terms of the Bank Merger Agreement and as soon as practicable after consummation of the Merger. The Bank Merger Agreement provides that the directors of Parent Bank upon consummation of the Bank Merger shall be the directors of Parent Bank immediately prior to the Bank Merger, plus the two Slippery Rock Designees.

ARTICLE IV

ACTIONS PENDING ACQUISITION

          4.01         Forbearances of Slippery Rock. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or as Previously Disclosed, without the prior written consent of Parent, not to be unreasonably withheld, Slippery Rock will not, and will cause each of its Subsidiaries not to:

                         (a)          Ordinary Course.

                                        (i)          Conduct its business other than in the ordinary and usual course consistent with past practice or fail to use reasonable best efforts to preserve intact its business organization and advantageous business relationships;

                                        (ii)          Fail to keep available the present services of its employees and preserve for itself and Parent the goodwill of the customers of Slippery Rock and its Subsidiaries and others with whom business relations exist; and

                                        (iii)          Take any action that would adversely affect or materially delay the ability of either Slippery Rock or Parent to obtain any necessary approvals of any regulatory agency required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

                         (b)        Capital Stock. Other than pursuant to Rights set forth on Schedule 4.01(b) of Slippery Rock's Disclosure Schedule and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock or any Rights or (ii) permit any additional shares of stock to become subject to grants of employee or director stock options or other Rights.

                         (c)         Dividends; Etc. (i) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any other distribution on any shares of Slippery Rock capital stock, other than dividends from wholly owned Subsidiaries to Slippery Rock or another wholly owned Subsidiary of Slippery Rock or as set forth on Schedule 4.01(c) of Slippery Rock's Disclosure Schedule regular quarterly dividends not in excess of $.15 per share or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

                         (d)         Compensation; Employment Agreements; Etc. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of Slippery Rock or its Subsidiaries or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except (i) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, provided that no such increase shall result in an annual adjustment of more than 3%, (ii) for other changes that are required by applicable law, (iii) to satisfy contractual obligations existing as of the date hereof and set forth in Schedule 4.01(d) of Slippery Rock's Disclosure Schedule, (iv) for retention bonuses that will not exceed $125,000 in the aggregate to such persons and in such amounts as are mutually agreed by Parent and Slippery Rock and that are set forth in Schedule 4.01(d) of the Slippery Rock Disclosure Schedule, (v) severance payments pursuant to the severance agreements or employment agreements that are set forth in Schedule 4.01(d) of the Slippery Rock Disclosure Schedule or (vi) for grants of awards to newly-hired employees consistent with past practice.

                         (e)         Hiring. Hire any person as an employee of Slippery Rock or any of its Subsidiaries or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.01(e) of Slippery Rock's Disclosure Schedule and (ii) persons hired to fill any vacancies arising after the date hereof and whose employment is terminable at the will of Slippery Rock or a Subsidiary of Slippery Rock, as applicable, or any other person to be hired who would have a base salary, including any guaranteed bonus or any similar bonus, considered on an annual basis of more than $40,000.

                         (f)         Benefit Plans. Enter into, establish, adopt or amend, or make any contributions to (except (i) as may be required by applicable law or (ii) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.01(f) of Slippery Rock's Disclosure Schedule), any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of Slippery Rock or its Subsidiaries or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

                          (g)        Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to Slippery Rock and its Subsidiaries taken as a whole.

                          (h)        Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity.

                          (i)         Capital Expenditures. Make any capital expenditures other than those identified on Schedule 4.01(i) of Slippery Rock's Disclosure Schedule and other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $15,000 individually or $50,000 in the aggregate.

                          (j)          Governing Documents. Amend the Slippery Rock Articles or the Slippery Rock Bylaws or the articles of incorporation or bylaws (or equivalent documents) of any Subsidiary of Slippery Rock.

                          (k)         Accounting Methods. Implement or adopt any change in its tax accounting or financial accounting principles, practices or methods, other than as may be required by changes in laws or regulations or GAAP.

                          (l)          Contracts. Except in the ordinary course of business consistent with past practice or as otherwise permitted under this Section 4.01, enter into or terminate any Material Contract or amend or modify in any material respect any of its existing Material Contracts.

                          (m)        Claims. Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which Slippery Rock or any of its Subsidiaries is or becomes a party, which settlement, agreement or action involves payment by Slippery Rock or any of its Subsidiaries of an amount that exceeds $50,000 and/or would impose any material restriction on the business of Slippery Rock or any of its Subsidiaries or create precedent for claims that are reasonably likely to be material to Slippery Rock and its Subsidiaries taken as a whole.

                          (n)         Banking Operations. Enter into any new material line of business; change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority; or file any application or make any contract with respect to opening or closing a branching or site location or branching or site relocation.

                          (o)         Derivatives Contracts. Enter into any Derivatives Contract.

                          (p)         Indebtedness. (i) Incur any indebtedness for borrowed money (other than deposits, federal funds purchased, cash management accounts, Federal Home Loan Bank borrowings that mature within one year and securities sold under agreements to repurchase that mature within 90 days, in each case in the ordinary course of business consistent with past practice) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than in the ordinary course of business consistent with past practice or (ii) prepay any indebtedness.

                          (q)         Investment Securities. (i) Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any debt security or Equity Investment other than federal funds or United States Government securities or United States Government agency securities, in each case with a term of one (1) year or less, (ii) restructure or materially change its investment securities portfolio or its gap position or (iii) invest in any Derivatives Contract.

                          (r)         Loans. Make, renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit (collectively, "Loans") other than in the ordinary course of business consistent with past practice, provided that Slippery Rock Bank shall not make, renew or otherwise modify (i) any Loan (other than a permanent Loan secured by an owner-occupied 1-4 single-family residence) with a principal balance in excess of $250,000, (ii) any permanent Loan secured by an owner-occupied 1-4 single-family residence with a principal balance in excess of $333,700, or (iii) any Loan that contains terms that involve an exception to Slippery Rock's Credit Policy Manual.

                          (s)         Investments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

                          (t)         Adverse Actions. (i) Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VII not being satisfied or (z) a material violation of any provision of this Agreement or the Bank Merger Agreement, in either case, except as may be required by applicable law or regulation.

                          (u)         Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

          4.02        Forbearances of Parent. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or as Previously Disclosed, without the prior written consent of Slippery Rock, not to be unreasonably withheld, Parent will not, and will cause each of its Subsidiaries not to:

                         (a)          Adverse Actions. (i) Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, (ii) take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VII not being satisfied or (z) a material violation of any provision of this Agreement or the Bank Merger Agreement, except as may be required by applicable law or regulation or (iii) take any action that would adversely affect or materially delay the ability of either Parent or Slippery Rock to obtain any necessary approvals required of any regulatory agency for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

                        (b)          Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

          5.01        Disclosure Schedules. On or prior to the date hereof, Parent has delivered to Slippery Rock a schedule and Slippery Rock has delivered to Parent a schedule (respectively, its "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or 5.04 or to one or more of its covenants contained in Article IV; provided, however, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty or as an exception to a covenant in Article IV if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 5.02 and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that, absent such inclusion in the Disclosure Schedule, such item is or would be reasonably likely to result in a Material Adverse Effect.

          5.02        Standard. No representation or warranty of Slippery Rock or Parent contained in Sections 5.03 or 5.04, respectively, shall be deemed untrue or incorrect for any purpose under this Agreement, and no party hereto shall be deemed to have breached a representation or warranty, in any case, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Sections 5.03, 5.04 or 5.05, has had or would be reasonably likely to have a Material Adverse Effect on the party making such representation or warranty disregarding for the purposes of this Section 5.02 any materiality or Material Adverse Effect qualification contained in any representations or warranties.

          5.03        Representations and Warranties of Slippery Rock. Subject to Sections 5.01 and 5.02, Slippery Rock hereby represents and warrants to Parent:

                         (a)          Organization, Standing and Authority. Slippery Rock is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Slippery Rock is duly qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Except as set forth in Schedule 5.03(a) of the Slippery Rock Disclosure Schedule, Slippery Rock has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted.

                         (b)          Slippery Rock Capital Stock. The authorized capital stock of Slippery Rock consists solely of 12,000,000 shares of Slippery Rock Common Stock, of which 2,733,879 shares are issued and outstanding as of the date hereof and options to purchase 190,147 shares are outstanding as of the date hereof. As of the date hereof, 49,000 shares of Slippery Rock Common Stock were held in treasury by Slippery Rock or otherwise directly or indirectly owned by Slippery Rock. The outstanding shares of Slippery Rock Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the outstanding shares of Slippery Rock Common Stock have been issued in violation of the preemptive rights of any Person. Section 5.03(b) of Slippery Rock's Disclosure Schedule sets forth for each Slippery Rock Option the name of the grantee, the date of the grant, the type of grant, the status of the option grant as qualified or non-qualified under Section 422 of the Code (with respect to the Slippery Rock Options), the number of shares of Slippery Rock Common Stock subject to each Slippery Rock Option, the number of shares of Slippery Rock Common Stock subject to Slippery Rock Options that are currently exercisable and the exercise price per share. Except as set forth in the preceding sentence, there are no shares of Slippery Rock Common Stock reserved for issuance, Slippery Rock does not have any Rights issued or outstanding with respect to Slippery Rock Common Stock and Slippery Rock does not have any commitment to authorize, issue or sell any Slippery Rock Common Stock or Rights.

                         (c)          Subsidiaries.

                                      (i)        (A)    Schedule 5.03(c) of the Slippery Rock Disclosure Schedule sets forth a list of all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary, (B) except as set forth on Schedule 5.03(c) of Slippery Rock's Disclosure Schedule, Slippery Rock owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, (C) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to Slippery Rock) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which any of its Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to Slippery Rock or any of its wholly owned Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to Slippery Rock's rights to vote or to dispose of such securities and (F) all the equity securities of Slippery Rock's Subsidiaries held by Slippery Rock or its Subsidiaries are fully paid and nonassessable and are owned by Slippery Rock or its Subsidiaries free and clear of any Liens.

                                     (ii)        Except for securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted, ownership interests in Slippery Rock's Subsidiaries and stock in the Federal Home Loan Bank of Pittsburgh, Slippery Rock does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person or any interest in a partnership or joint venture of any kind.

                                    (iii)       Each of Slippery Rock's Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

                                    (iv)        The deposit accounts of Slippery Rock Bank are insured by the Bank Insurance Fund, in the manner and to the maximum extent provided by applicable law, and Slippery Rock Bank has paid all deposit insurance premiums and assessments required by applicable laws and regulations.

                         (d)        Corporate Power. Except as set forth in Schedule 5.03(d) of the Slippery Rock Disclosure Schedule, each of Slippery Rock and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Slippery Rock has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction, subject to receipt of all necessary approvals of Governmental Authorities and the approval of Slippery Rock's stockholders of this Agreement, and no other corporate proceedings are necessary on the part of Slippery Rock to approve this Agreement or to consummate the Transaction.

                         (e)          Corporate Authority. Except as set forth in Schedule 5.03(e) of the Slippery Rock Disclosure Schedule, subject to the approval of this Agreement by the holders of 75% of the outstanding Slippery Rock Common Stock, this Agreement and the Transaction have been authorized by all necessary corporate action of Slippery Rock and the Slippery Rock Board on or prior to the date hereof. Slippery Rock has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Parent of this Agreement, this Agreement is a valid and legally binding obligation of Slippery Rock, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

                         (f)          Regulatory Approvals; No Defaults.

                                       (i)          No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Slippery Rock or any of its Subsidiaries in connection with the execution, delivery or performance by Slippery Rock and Slippery Rock Bank of this Agreement and the Bank Merger Agreement, respectively, or to consummate the Transaction, except as set forth in Schedule 5.03(f) of the Slippery Rock Disclosure Schedule and except for (A) filings of applications or notices with, and approvals or waivers by, the OCC, FDIC and/or Federal Reserve Board, (B) filings with the SEC and state securities authorities, as applicable, in connection with the submission of this Agreement for the approval of the holders of Slippery Rock Common Stock and the registration of Parent Common Stock issuable in the Merger, (C) the filing of Articles of Merger with the Secretary of State of the Commonwealth of Pennsylvania pursuant to the PBCL and the Secretary of State of the State of Florida pursuant to the FLBC with respect to the Merger and (D) the approval of this Agreement by the holders of a 75% of the outstanding shares of Slippery Rock Common Stock. As of the date hereof, Slippery Rock is not aware of any reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

                                       (ii)          Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and the expiration of related waiting periods, the execution, delivery and performance of this Agreement and the Bank Merger Agreement by Slippery Rock and Slippery Rock Bank, respectively, and the consummation of the Transaction do not and will not (A) except as Previously Disclosed, constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Slippery Rock or any of its Subsidiaries or to which Slippery Rock or any of its Subsidiaries or any of their respective properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Slippery Rock Articles, the Slippery Rock Bylaws or similar governing documents of Slippery Rock's Subsidiaries or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

                         (g)         Financial Reports; Undisclosed Liabilities.

                                      (i)          Slippery Rock's Annual Reports on Form 10-K for the fiscal years ended December 31, 2003, 2002 and 2001 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 2001 with the SEC (collectively, Slippery Rock's "Securities Documents"), as of the date filed or to be filed and as amended prior to the date hereof, (A) complied or will comply in all material respects as to form with the applicable regulations of the SEC as the case may be and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which  they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date; and each of the consolidated statements of financial condition contained in any such Securities Documents (including the related notes and schedules thereto) fairly presents, or will fairly present, the consolidated financial position of Slippery Rock and its Subsidiaries as of its date, and each of the consolidated statements of income, stockholders' equity and cash flows or equivalent statements in such Securities Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the consolidated results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of Slippery Rock and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.

                                      (ii)        Except as set forth in Schedule 5.03(g) of the Slippery Rock Disclosure Schedule, since December 31, 2003, neither Slippery Rock nor any of its Subsidiaries has incurred any liability other than in the ordinary course of business consistent with past practice (excluding the incurrence of expenses related to this Agreement and the Transaction).

                                      (iii)        (A) Since December 31, 2003, (A) Slippery Rock and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the Transaction), (B) except as set forth in Schedule 5.03(g) of the Slippery Rock Disclosure Schedule, neither Slippery Rock nor any of its Subsidiaries has taken nor permitted or entered into any contract with respect to, or otherwise agreed or committed to do or take, any of the actions set forth in Sections 4.01(d), (f), (g), (h), (j), (k) and (n) hereof between December 31, 2003 and the date hereof, (C) except as set forth in Schedule 5.03(g) of the Slippery Rock Disclosure Schedule, neither Slippery Rock nor any of its Subsidiaries has taken or permitted or entered into any contract with respect to, or otherwise agreed or committed to do or take, any of the actions set forth in Sections 4.01(e), (i), (l), (m), (p), (q) and (r) between January 1, 2004 and the date hereof and (D) except as set forth in Schedule 5.03(g) of the Slippery Rock Disclosure Schedule or the Slippery Rock Securities Documents, since December 31, 2003, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Slippery Rock.

                                      (iv)          No agreement pursuant to which any loans or other assets have been or shall be sold by Slippery Rock or its Subsidiaries entitled the buyer of such loans or other assets, unless there is material breach of a representation or covenant by Slippery Rock or its Subsidiaries, to cause Slippery Rock or its Subsidiaries to repurchase such loan or other asset or the buyer to pursue any other form of recourse against Slippery Rock or its Subsidiaries. To the knowledge of Slippery Rock, there has been no material breach of a representation or covenant by Slippery Rock or its Subsidiaries in any such agreement. Except as disclosed in Slippery Rock's Securities Documents filed prior to the date hereof or except as set forth in Schedule 5.03(g) of the Slippery Rock Disclosure Schedule, since December 31, 2001, no cash, stock or other dividend or any other distribution with respect to the capital stock of Slippery Rock or any of its Subsidiaries has been declared, set aside or paid. Except as disclosed in Slippery Rock's Securities Documents filed prior to the date hereof or except as set forth in Schedule 5.03(g) of the Slippery Rock Disclosure Schedule, no shares of capital stock of Slippery Rock have been purchased, redeemed or otherwise acquired, directly or indirectly, by Slippery Rock since December 31, 2003, and no agreements have been made to do the foregoing.

                                      (v)          Slippery Rock maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Slippery Rock and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Slippery Rock's Securities Documents and other public disclosure documents. The Chief Executive Officer and the Chief Financial Officer of Slippery Rock have signed, and Slippery Rock has furnished to the SEC, all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or 18 U.S.C. Section 1350; such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither Slippery Rock nor any of its officers has received notice from any Governmental Authorities questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications.

                        (h)         Litigation. Except as set forth in Schedule 5.03(h) of the Slippery Rock Disclosure Schedule, no litigation, claim or other proceeding before any court or governmental agency is pending against Slippery Rock or any of its Subsidiaries and, to Slippery Rock's knowledge, no such litigation, claim or other proceeding has been threatened and there are no facts that could reasonably give rise to such litigation, claim or other proceeding. Neither Slippery Rock nor any of its Subsidiaries is a party to any order, judgment or decree that has or could reasonably be expected to have a Material Adverse Effect with respect to Slippery Rock.

                        (i)         Regulatory Matters.

                                      (i)          Except as set forth in Schedule 5.03(i) of the Slippery Rock Disclosure Schedule, neither Slippery Rock nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Bank Regulatory Authority or any federal or state governmental agency or authority charged with the supervision or regulation of issuers of securities or the supervision or regulation of it (collectively, the "Slippery Rock Regulatory Authorities"). Slippery Rock and its Subsidiaries have paid all assessments made or imposed by any Slippery Rock Regulatory Authority.

                                      (ii)          Except as set forth in Schedule 5.03(i) of the Slippery Rock Disclosure Schedule, neither Slippery Rock nor any of its Subsidiaries has been advised by, nor does it have any knowledge of facts that could give rise to an advisory notice by, any Slippery Rock Regulatory Authority that such Slippery Rock Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

                                      (iii)          Slippery Rock and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2001 with (A) the Federal Reserve Board, (B) the FDIC, (C) the OCC, (D) any state regulatory authority and (E) the SEC, and all other reports and statements required to be filed by them since January 1, 2001, and have paid all fees and assessments due and payable in connection therewith. Except as set forth in Section 5.03(j) of Slippery Rock's Disclosure Schedule and except for normal examinations conducted by Bank Regulatory Authorities, (A) no Bank Regulatory Authority has initiated or has pending any proceeding or, to the knowledge of Slippery Rock, investigation into the business or operations of Slippery Rock or any of its Subsidiaries since January 1, 2001, except where such proceedings or investigation are not reasonably likely to have, either individually or in the aggregate, a Slippery Rock Material Adverse Effect, and (B) there is no unresolved violation, criticism or exception by any Bank Regulatory Authority with respect to the business, operations, policies or procedures of Slippery Rock or Slippery Rock Bank since January 1, 2001 that are reasonably likely to have, either individually or in the aggregate, a Slippery Rock Material Adverse Effect.

                        (j)         Compliance With Laws. Except as set forth in Schedule 5.03(j) of the Slippery Rock Disclosure Schedule, each of Slippery Rock and its Subsidiaries:

                                      (i)          is in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, Sections 23A and 23B of the Federal Reserve Act and OCC regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

                                      (ii)          has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Slippery Rock's knowledge, no suspension or cancellation of any of them is threatened; and

                                      (iii)          has received, since December 31, 2001, no notification or communication from any Governmental Authority (A) asserting that Slippery Rock or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances that such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Slippery Rock's knowledge, do any grounds for any of the foregoing exist).

                         (k)         Material Contracts; Defaults.

                                      (i)          Except for documents listed as exhibits to Slippery Rock's Securities Documents or as set forth in Schedule 5.03(k) of the Slippery Rock Disclosure Schedule, neither Slippery Rock nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any of its directors, officers, employees or consultants, (ii) that would entitle any present or former director, officer, employee or agent of Slippery Rock or any of its Subsidiaries to indemnification from Slippery Rock or any of its Subsidiaries, (iii) that is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC), (iv) that is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on 60 days or less notice and involving the payment of more than $25,000 per annum or (v) that materially restricts the conduct of any business by Slippery Rock or by any of its Subsidiaries (collectively, "Material Contracts"). Slippery Rock has set forth in Schedule 5.03(k) of the Slippery Rock Disclosure Schedule and made available to Parent true, correct and complete copies of each such Material Contract.

                                      (ii)          Neither Slippery Rock nor any of its Subsidiaries is in material default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Except as provided in this Agreement, no power of attorney or similar authorization given directly or indirectly by Slippery Rock or any of its Subsidiaries is currently outstanding.

                        (l)         No Brokers. Except as set forth in Schedule 5.03(l) of the Slippery Rock Disclosure Schedule, no action has been taken by Slippery Rock or any of its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the Transaction.

                        (m)        Employee Benefit Plans.

                                     (i)          All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of Slippery Rock and its Subsidiaries (the "Employees") and current or former directors of Slippery Rock and its Subsidiaries including, but not limited to, "employee benefit plans" within the meaning of Sections 3(1), 3(2), 3(3) and 3(37) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the "Benefit Plans"), have been set forth in Schedule 5.03(m) of the Slippery Rock Disclosure Schedule. True and complete copies of (A) all Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans and all amendments thereto; (B) the most recent annual report (Form 5500), together with all schedules, as required, filed with the Internal Revenue Service ("IRS") or Department of Labor (the "DOL"), as applicable, and any financial statements and opinions required by Section 103(e)(3) of ERISA with respect to each Benefit Plan; (C) for each Benefit Plan that is a "top-hat" plan, a copy of filings with the DOL; (D) the most recent determination letter issued by the IRS for each Benefit Plan that is intended to be "qualified" under Section 401(a) of the Code; (E) the most recent summary plan description and any summary of material modifications, as required, for each Benefit Plan; (F) the most recent actuarial report, if any, relating to each Benefit Plan; (G) the most recent actuarial valuation, study or estimate of any retiree medical and life insurance benefits plan or supplemental retirement benefits plan; and (H) the most recent summary annual report for each Benefit Plan required to provide summary annual reports by Section 104 of ERISA, have been provided or made available to Parent.

                                     (ii)          Each Benefit Plan has been administered to date in all material respects in accordance with the applicable provisions of ERISA, the Code and applicable law and with the terms and provisions of all documents, contracts or agreements pursuant to which such Benefit Plan is maintained. Each Benefit Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS (and has applied for but not yet received a GUST determination letter from the IRS) or is the adoption of a prototype plan for which the prototype sponsor has a favorable determination letter from the IRS, and Slippery Rock is not aware of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code. Neither Slippery Rock nor any of its Subsidiaries has received any correspondence or written or verbal notice from the IRS, DOL, any other governmental agency, any participant in or beneficiary of, a Benefit Plan, or any agent representing any of the foregoing that brings into question the qualification of any such Benefit Plan. There is no material pending or, to Slippery Rock's knowledge, threatened litigation relating to the Benefit Plans. Neither Slippery Rock nor any of its Subsidiaries has engaged in a transaction with respect to any Benefit Plan or Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Slippery Rock or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. There are no matters pending before the IRS, DOL or other governmental agency with respect to any Benefit Plan nor does Slippery Rock have knowledge that any is threatened.

                                     (iii)          No liability under Subtitle C or D of Title IV of ERISA has been or is presently expected to be incurred by Slippery Rock or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them or the single-employer plan of any entity that is considered one employer with Slippery Rock under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). Neither Slippery Rock nor any of its Subsidiaries has incurred, and neither expects to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate.

                                     (iv)          All contributions required to be made under the terms of any Benefit Plan have been timely made. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Except as set forth in Schedule 5.03(m) of the Slippery Rock Disclosure Schedule, neither Slippery Rock nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

                                     (v)          Except as set forth in Schedule 5.03(m) of the Slippery Rock Disclosure Schedule, neither Slippery Rock nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality. No event or condition exists with respect to a Benefit Plan that could subject Slippery Rock to tax under Section 4980B of the Code.

                                     (vi)          None of the execution of this Agreement, stockholder approval of this Agreement or consummation of the Transaction will, except as set forth in Schedule 5.03(m) of the Slippery Rock Disclosure Schedule, (A) entitle any employees of Slippery Rock or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Benefit Plans or (D) result in any payment that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

                                     (vii)         All required reports and descriptions (including but not limited to Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1 and summary plan descriptions) have been filed or distributed appropriately with respect to each Benefit Plan. All required tax filings with respect to each Benefit Plan have been made, and any taxes due in connection with such filings have been paid.

                        (n)         Labor Matters. Neither Slippery Rock nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Slippery Rock or any of its Subsidiaries the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Slippery Rock or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to Slippery Rock's knowledge, threatened, nor is Slippery Rock or any of its Subsidiaries aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

                        (o)         Environmental Matters.

                                     (i)          Slippery Rock and its Subsidiaries are in compliance with applicable Environmental Laws; (ii) except as Previously Disclosed, to Slippery Rock's knowledge, no real property (including buildings or other structures) currently or formerly owned or operated by Slippery Rock or any of its Subsidiaries, or any property in which Slippery Rock or any of its Subsidiaries has held a security interest, Lien or a fiduciary or management role ("Slippery Rock Loan Property"), has been contaminated with, or has had any release of, any Hazardous Substance except in compliance with Environmental Laws; (iii) neither Slippery Rock nor any of its Subsidiaries could be deemed the owner or operator of, nor has it participated in the management regarding Hazardous Substances of, any Slippery Rock Loan Property that has been contaminated with, or has had any release of, any Hazardous Substance; (iv) neither Slippery Rock nor any of its Subsidiaries has any liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither Slippery Rock nor any of its Subsidiaries has received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law; (vi) neither Slippery Rock nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law; (vii) except as set forth in Schedule 5.03(o) of the Slippery Rock Disclosure Schedule, to Slippery Rock's knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving Slippery Rock or any of its Subsidiaries, any currently or formerly owned or operated property, or any Slippery Rock Loan Property, that could reasonably be expected to result in any claims, liability or investigations against Slippery Rock or any of its Subsidiaries, result in any restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any Slippery Rock Loan Property, (viii) Slippery Rock has set forth in Schedule 5.03(o) of the Slippery Rock Disclosure Schedule and made available to Parent copies of all environmental reports or studies, sampling data, correspondence and filings in its possession or reasonably available to it relating to Slippery Rock, its Subsidiaries and any currently owned or operated property of Slippery Rock, and (ix) Slippery Rock has made available to Parent copies of all environmental reports or studies, sampling data, correspondence and filings in the possession or reasonably available to it relating to any Slippery Rock Loan.

          As used herein, the term "Environmental Laws" means any federal, state or local law, regulation, order, decree, permit, authorization, opinion or agency requirement relating to: (A) the protection or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance; and the term "Hazardous Substance" means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law, (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon or (C) any other substance that is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

                        (p)         Tax Matters.

                                     (i)           (A) All Tax Returns that are required to be filed on or before the Effective Date (taking into account any extensions of time within which to file that have not expired) by or with respect to the Slippery Rock Group, including Slippery Rock and its Subsidiaries, have been or will be timely filed on or before the Effective Date, (B) all such Tax Returns are or will be true and complete in all material respects, (C) all Taxes due of the Slippery Rock Group, including Slippery Rock and its Subsidiaries, whether or not shown on the Tax Returns referred to in clause (A) have been or will be timely paid in full, (D) the Tax Returns referred to in clause (A) have not been examined by the IRS or the appropriate Tax authority, the Slippery Rock Group has not extended the statute of limitations for any such Tax Returns and the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (E) all deficiencies asserted or assessments made as a result of examinations conducted by any taxing authority have been paid in full, (F) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (A) are currently pending and (G) no member of the Slippery Rock Group has extended any statutes of limitation with respect to any Taxes of Slippery Rock.

                                     (ii)          Slippery Rock has made available to Parent true and correct copies of the United States federal income Tax Returns filed by Slippery Rock for each of the three most recent fiscal years for which such returns have been filed.

                                     (iii)         Neither Slippery Rock nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by Slippery Rock's Securities Documents filed prior to the date hereof in excess of the amounts accrued or subject to a reserve with respect thereto that are reflected in the financial statements included in Slippery Rock's Securities Documents filed on or prior to the date hereof.

                                     (iv)         Neither Slippery Rock nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement, is or has been a member of an affiliated group filing consolidated or combined Tax Returns (other than a group the common parent of which is or was Slippery Rock) or otherwise has any liability for the Taxes of any Person (other than a member of the Slippery Rock Group).

                                     (v)          No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any taxing authority with respect to Slippery Rock and its Subsidiaries.

                                     (vi)         Neither Slippery Rock nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

                                     (vii)        As of the date hereof, Slippery Rock has no reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

                                     (viii)       (A) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the Transaction and (B) all Taxes that Slippery Rock or any of its Subsidiaries is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required by applicable law, have been paid to the proper Governmental Authority or other Person.

                                     (ix)        There are no Liens for Taxes on any of the assets of Slippery Rock or any of its Subsidiaries, except for Liens for Taxes not yet due and payable.

                                     (x)         Neither Slippery Rock nor any of its Subsidiaries (i) has agreed, or is required, to make any adjustment under Section 481(a) of the Code (or any comparable provision of state, local or foreign law) or has any knowledge that a Governmental Authority has proposed any such adjustment or change in accounting method with respect to Slippery Rock or its Subsidiaries; or (ii) has any application pending with any Governmental Authority requesting permission for any change in accounting method.

                                     (xi)         Neither Slippery Rock nor any of its Subsidiaries is a successor for Tax purposes to any Person by way of merger, reorganization or similar transaction.

                                     (xii)        No claim has ever been made by a Governmental Authority in a jurisdiction where Slippery Rock or any of its Subsidiaries does not file Tax Returns that Slippery Rock or such Subsidiaries is or may be subject to taxation by that jurisdiction.

                                     (xiii)       Neither Slippery Rock any of its Subsidiaries has been the "distributing corporation" (within the meaning of Section 355(c)(2) of the Code) or has been the subject of a distribution with respect to a transaction described in Section 355 of the Code within the five-year period ending as of the date of this Agreement.

                        (q)        Risk Management Instruments. Neither Slippery Rock nor any of its Subsidiaries is a party or has agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on Slippery Rock's consolidated statement of financial condition and is a derivatives contract (including various combinations thereof) (each, a "Derivatives Contract") nor does Slippery Rock or any of its Subsidiaries own securities that (i) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or (ii) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

                        (r)        Loans; Nonperforming and Classified Assets.

                                   (i)          Except as set forth in Schedule 5.03(r) of the Slippery Rock Disclosure Schedule, each Loan on the books and records of Slippery Rock and its Subsidiaries was made and has been serviced in all material respects in accordance with their customary lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to the knowledge of Slippery Rock, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor's rights or by general equity principles.

                                   (ii)          Slippery Rock has set forth in Schedule 5.03(r) of the Slippery Rock Disclosure Schedule as to Slippery Rock and each Slippery Rock Subsidiary as of the latest practicable date prior to the date of this Agreement: (A) any written or, to Slippery Rock's knowledge, oral Loan under the terms of which the obligor is 60 or more days delinquent in payment of principal or interest, or to Slippery Rock's knowledge, in default of any other material provision thereof; (B) each Loan that has been classified as "substandard," "doubtful," "loss" or "special mention" (or words of similar import) by Slippery Rock, a Slippery Rock Subsidiary or an applicable regulatory authority; (C) a listing of the OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; and (D) each Loan with any director, executive officer or five percent or greater shareholder of Slippery Rock or a Slippery Rock Subsidiary, or to the knowledge of Slippery Rock, any Person controlling, controlled by or under common control with any of the foregoing.

                        (s)        Properties. All real and personal property owned by Slippery Rock or a Subsidiary of Slippery Rock or presently used by any of them in their respective business is in an adequate condition (ordinary wear and tear excepted) and is sufficient to carry on its business in the ordinary course of business consistent with its past practices. Slippery Rock has good and marketable fee simple title free and clear of all Liens to all of the material properties and assets, real and personal, reflected on the consolidated statement of financial condition of Slippery Rock as of December 31, 2003 included in Slippery Rock's Securities Documents or acquired after such date, other than properties sold by Slippery Rock in the ordinary course of business, except (i) Liens for current taxes and assessments not yet due or payable (ii) pledges to secure deposits and other Liens incurred in the ordinary course of its banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and (iv) as reflected on the consolidated statement of financial condition of Slippery Rock as of December 31, 2003 included in Slippery Rock's Securities Documents. Except as set forth in Schedule 5.03(s) of the Slippery Rock Disclosure Schedule, all real and personal property that is material to Slippery Rock's business on a consolidated basis and leased or licensed by Slippery Rock or a Subsidiary of Slippery Rock is held pursuant to leases or licenses that are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Time.

                        (t)       Intellectual Property. Slippery Rock and each Subsidiary of Slippery Rock owns or possesses valid and binding licenses and other rights to use without payment of any material amount all material patents, copyrights, trade secrets, trade names, service marks and trademarks used in its businesses, all of which have been Previously Disclosed by Slippery Rock, and none of Slippery Rock or any of its Subsidiaries has received any notice of conflict with respect thereto that asserts the right of others. Slippery Rock and each of its Subsidiaries have performed in all material respects all the obligations required to be performed by them and are not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing. Schedule 5.03(t) to the Slippery Rock Disclosure Schedule sets forth a description of all intellectual property rights of Slippery Rock, including, without limitation, patents, trademarks, copyrights, service marks and all licenses relating thereto.

                        (u)        Fiduciary Accounts. Slippery Rock and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither Slippery Rock nor any of its Subsidiaries, nor any of their respective directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

                        (v)        Books and Records. The books and records of Slippery Rock and its Subsidiaries have been fully, properly and accurately maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of Slippery Rock and its Subsidiaries.

                        (w)        Insurance. Slippery Rock has set forth in Schedule 5.03(w) of the Slippery Rock Disclosure Schedule a description of all of the material insurance policies, binders, or bonds currently maintained by Slippery Rock and its Subsidiaries ("Insurance Policies"). Slippery Rock and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Slippery Rock reasonably has determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect; Slippery Rock and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

                        (x)        Allowance For Loan Losses. Slippery Rock's allowance for loan losses is sufficient at the date of this Agreement for its reasonably anticipated loan losses and is in compliance with the standards established by applicable Governmental Authorities and GAAP and is adequate under all such standards.

                        (y)        Required Vote. The affirmative vote of the holders of 75% of the issued and outstanding shares of Slippery Rock Common Stock is necessary to approve this Agreement and the Merger on behalf of Slippery Rock. No other vote of the stockholders of Slippery Rock is required by law, the Slippery Rock Articles, the Slippery Rock Bylaws or otherwise to approve this Agreement and the Merger.

                        (z)        Fairness Opinion. The Slippery Rock Board has received an opinion of Griffin Financial Group LLP to the effect that as of the date hereof the Merger Consideration is fair to the holders of Slippery Rock Common Stock from a financial point of view.

                        (aa)       Absence of Certain Changes or Events.

                                    (i)          Except as publicly disclosed in the Slippery Rock Securities Documents filed prior to the date of this Agreement, since December 31, 2003, no event or events have occurred that have had or are reasonably likely to have, either individually or in the aggregate, a Slippery Rock Material Adverse Effect.

                                    (ii)          Except as publicly disclosed in the Slippery Rock Securities Documents filed prior to the date of this Agreement, Slippery Rock and its Subsidiaries have carried on their respective business in all material respects in the ordinary course.

                        (bb)       State Takeover Laws. The Board of Directors of Slippery Rock has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such Agreement and the Transaction the provisions of the PBCL applicable to registered corporations.

                        (cc)        Disclosure. The representations and warranties contained in this Section 5.03, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.03 not misleading.

          5.04        Representations and Warranties of Parent. Subject to Sections 5.01 and 5.02, Parent hereby represents and warrants to Slippery Rock as follows:

                        (a)        Organization, Standing and Authority. Parent is duly organized, validly existing and in good standing under the laws of the State of Florida. Parent is duly qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect on Parent. Parent has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

                         (b)        Parent Stock.

                                     (i)         As of the date hereof, the authorized capital stock of Parent consists solely of 500,000,000 shares of Parent Common Stock, of which 46,284,226 shares were issued and outstanding as of March 31, 2004, and 20,000,000 shares of Parent Preferred Stock, of which no shares were issued and outstanding as of the date hereof. The outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the shares of Parent Common Stock have been issued in violation of the preemptive rights of any Person. As of the date hereof, there are no Rights authorized, issued or outstanding with respect to the capital stock of Parent, except for shares of Parent Common Stock issuable pursuant to the Parent Benefits Plans and by virtue of this Agreement.

                                    (ii)        The shares of Parent Common Stock to be issued in exchange for shares of Slippery Rock Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and the issuance thereof is not subject to any preemptive right.

                        (c)        Subsidiaries.

                                     (i)        Each of Parent's Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect on Parent. Parent Bank is duly licensed by the OCC and its deposits are insured by the Bank Insurance Fund in the manner and to the maximum extent provided by law.

                                     (ii)        As of the date hereof, (A) except as set forth in Schedule 5.04(c) of Parent's Disclosure Schedule, Parent owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, (B) no equity securities of any of Parent's Subsidiaries are or may become required to be issued (other than to Parent) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which Parent's Subsidiaries are or may be bound to sell or otherwise transfer any of its equity securities (other than to Parent or any of its wholly owned Subsidiaries) and (D) there are no contracts, commitments, understandings, or arrangements relating to Parent's right to vote or to dispose of such securities.

                        (d)        Corporate Power. Each of Parent and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets. Parent has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction, subject to the receipt of all necessary approvals of Governmental Authorities, and no other corporate proceedings are necessary on the part of Parent to approve this Agreement or the consummation of the Transaction.

                        (e)        Corporate Authority. This Agreement and the Transaction have been authorized by all necessary corporate action of Parent and the Parent Board. This Agreement has been duly executed and delivered by Parent and, assuming due authorization, execution and delivery by Slippery Rock, this Agreement is a valid and legally binding agreement of Parent enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

                        (f)        Regulatory Approvals; No Defaults.

                                    (i)        No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Parent or any of its Subsidiaries in connection with the execution, delivery or performance by Parent and Parent Bank of this Agreement and the Bank Merger Agreement, respectively, or to consummate the Transaction, except as Previously Disclosed, and except for (A) filings of applications or notices with and approvals or waivers by the Federal Reserve Board and the OCC, (B) filings with the SEC and state securities authorities, as applicable, in connection with the registration of Parent Common Stock issuable in the Merger, (C) the approval of the listing on the NYSE of the Parent Common Stock to be issued in the Merger and (D) the filing of Articles of Merger with the Secretary of State of the Commonwealth of Pennsylvania pursuant to the PBCL and with the Secretary of State of the State of Florida pursuant to the FLBC with respect to the Merger.

As of the date hereof, Parent is not aware of any reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

                                    (ii)          Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement and the Bank Merger Agreement by Parent and Parent Bank, respectively, and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Parent or of any of its Subsidiaries or to which Parent or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of Parent or any of its Subsidiaries or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

                        (g)        Financial Reports and Securities Documents; Material Adverse Effect.

                                    (i)          Parent's Annual Report on Form 10-K for the years ended December 31, 2003, 2002 and 2001 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 2001 under the Securities Act, or under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively, Parent's "Securities Documents") with the SEC, as of the date filed or to be filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date; and each of the consolidated statements of financial condition contained in or incorporated by reference into any such Securities Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the consolidated financial position of Parent and its Subsidiaries as of its date, and each of the consolidated statements of operations, stockholders' equity and comprehensive income and cash flows or equivalent statements in such Securities Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the consolidated results of operations, changes in stockholders' equity and cash flows, as the case may be, of Parent and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.

                                    (ii)          Except as Previously Disclosed, since December 31, 2003, neither Parent nor any of its Subsidiaries has incurred any liability other than in the ordinary course of business consistent with past practice (excluding the incurrence of expenses related to this Agreement and the Transaction).

                                    (iii)          Since December 31, 2003, (A) Parent and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the Transaction), (B) except as Previously Disclosed, neither Parent nor any of its Subsidiaries has taken nor permitted any of the actions set forth in Section 4.02 hereof between December 31, 2003 and the date hereof and (C) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Parent.

                                    (iv)          Parent maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Parent and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Parent's Securities Documents and other public disclosure documents. The Chief Executive Officer and the Chief Financial Officer of Parent have signed, and Parent has furnished to the SEC, all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or 18 U.S.C. Section 1350; such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither Parent nor any of its officers has received notice from any Governmental Authorities questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications.

                        (h)       Litigation. No litigation, claim or other proceeding before any court or governmental agency is pending against Parent or its Subsidiaries that could reasonably be expected to have a Material Adverse Effect with respect to Parent and, to Parent's knowledge, no such litigation, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, claim or other proceeding. Neither Parent nor any of its Subsidiaries is a party to any order, judgment or decree that has or could reasonably be expected to have a Material Adverse Effect with respect to Parent.

                        (i)          Regulatory Matters.

                                    (i)          Neither Parent nor any of its Subsidiaries nor any of any of their respective properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it (collectively, the "Parent Regulatory Authorities"). Parent and its Subsidiaries have paid all assessments made or imposed by any Parent Regulatory Authority.

                                    (ii)          Neither Parent nor any its Subsidiaries has been advised by, and does not have any knowledge of facts that could give rise to an advisory notice by, any Parent Regulatory Authority that such Parent Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

                                    (iii)          Parent and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2001 with (A) the Federal Reserve Board, (B) the FDIC, (C) the OCC, (D) any state regulatory authority and (E) the SEC, and all other reports and statements required to be filed by them since January 1, 2001, and have paid all fees and assessments due and payable in connection therewith. Except as set forth in Section 5.04(i) of Parent Disclosure Schedule and except for normal examinations conducted by Bank Regulatory Authority, (A) no Bank Regulatory Authority has initiated or has pending any proceeding or, to the knowledge of Parent, investigation into the business or operations of Parent or any of its Subsidiaries since January 1, 2001, except where such proceedings or investigation are not reasonably likely to have, either individually or in the aggregate, a Parent Material Adverse Effect, and (B) there is no unresolved violation, criticism or exception by any Bank Regulatory Authority with respect to the business, operations, policies or procedures of Parent or Parent Bank since January 1, 2001 that are reasonably likely to have, either individually or in the aggregate, a Parent Material Adverse Effect.

                        (j)          Compliance With Laws. Except for the matters that could not reasonably be expected to have a Material Adverse Effect with respect to Parent and its Subsidiaries, each of Parent and its Subsidiaries:

                                    (i)          is in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, Sections 23A and 23B of the Federal Reserve Act and OCC regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

                                    (ii)          has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Parent's knowledge, no suspension or cancellation of any of them is threatened; and

                                    (iii)          has received, since December 31, 2001, no notification or communication from any Governmental Authority (A) asserting that Parent or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Parent's knowledge, do any grounds for any of the foregoing exist).

                        (k)         No Brokers. No action has been taken by Parent or its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the Transaction, except a fee to be paid to Keefe, Bruyette & Woods, Inc.

                        (l)          Tax Matters. As of the date hereof, Parent does not have any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

                        (m)        Risk Management Instruments. Neither Parent nor any of its Subsidiaries is a party or has agreed to enter into any Derivatives Contract that is not included on Parent's consolidated statement of financial condition nor does Parent or any of its Subsidiaries own securities that (i) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or (ii) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

                        (n)         Ownership of Slippery Rock Common Stock. Except as set forth on Schedule 5.04(n) of the Parent Disclosure Schedule, none of Parent or any of its Subsidiaries, or to Parent's knowledge, any of its other affiliates or associates (as such terms are defined under the Exchange Act), owns beneficially or of record, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of Slippery Rock Common Stock (other than shares held in a fiduciary capacity that are beneficially owned by third parties or as a result of debts previously contracted).

                        (o)         Disclosure. The representations and warranties contained in this Section 5.04, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.04 not misleading.

ARTICLE VI

COVENANTS

          6.01        Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of Slippery Rock, Parent and their Subsidiaries agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Transaction as promptly as practicable and otherwise to enable consummation of the Transaction, including the satisfaction of the conditions set forth in Article VII hereof, and shall cooperate fully with the other party hereto to that end.

          6.02        Stockholder Meeting. Slippery Rock shall take, in accordance with applicable law and the Slippery Rock Articles and the Slippery Rock Bylaws, all action necessary to duly call, give notice of, convene and hold as soon as reasonably practicable after the date on which the Registration Statement becomes effective a special meeting of its stockholders (including any adjournment or postponement, the "Slippery Rock Meeting") to consider and vote upon the approval of this Agreement and any other matters required to be approved by Slippery Rock's stockholders for consummation of the Transaction unless this Agreement shall have been terminated in accordance with its terms. Subject to the right of Slippery Rock and its Board of Directors to take action permitted by Section 6.08(b) with respect to a Superior Proposal, Slippery Rock shall through its Board of Directors, recommend to its stockholders approval of this Agreement and the transactions contemplated hereby and shall take all reasonable lawful action to solicit such approval by its stockholders (the "Approval Recommendation").

          6.03        Registration Statement.

                       (a)        Parent agrees to prepare a registration statement on Form S-4 or other applicable form (the "Registration Statement") to be filed by Parent with the SEC in connection with the issuance of Parent Common Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of Slippery Rock constituting a part thereof (the "Proxy Statement") and all related documents). Slippery Rock shall prepare and furnish such information relating to it and its directors, officers and stockholders as may be reasonably required in connection with the above referenced documents based on its knowledge of and access to the information required for said documents, and Slippery Rock, and its legal, financial and accounting advisors, shall have the right to review in advance such Registration Statement prior to its filing. Slippery Rock agrees to cooperate with Parent and Parent's counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor in connection with the Registration Statement and the Proxy Statement. Provided that Slippery Rock has cooperated as described above, Parent agrees to file, or cause to be filed, the Registration Statement and the Proxy Statement with the SEC as promptly as reasonably practicable. Each of Slippery Rock and Parent agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. Parent also agrees to use its reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. After the Registration Statement is declared effective under the Securities Act, Slippery Rock shall promptly mail at its expense the Proxy Statement to its stockholders.

                       (b)          Each of Slippery Rock and Parent agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement and any amendment or supplement thereto shall, at the date of mailing to Slippery Rock's stockholders and at the time of the Slippery Rock Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

Each of Slippery Rock and Parent further agrees that if such party shall become aware prior to the Effective Date of any information furnished by such party that would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and to take the necessary steps to correct the Registration Statement or the Proxy Statement.

                       (c)          Parent agrees to advise Slippery Rock, promptly after Parent receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Parent Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent Parent is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

          6.04        Regulatory Filings.

                       (a)          Each of Parent and Slippery Rock and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the Transaction; and any initial filings with Governmental Authorities shall be made by Parent as soon as reasonably practicable after the execution hereof. Each of Parent and Slippery Rock shall have the right to review in advance, and to the extent practicable each shall consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all written information submitted to any third party or any Governmental Authority in connection with the Transaction. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it shall consult with the other party with respect to the obtaining of all permits, consents, approvals, waivers and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the Transaction, and each party shall keep the other parties apprised of the status of material matters relating to completion of the Transaction.

                       (b)          Each party agrees, upon request, to furnish the other parties with all information concerning itself, its Subsidiaries (if applicable), directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties or any of their respective Subsidiaries to any third party or Governmental Authority.

          6.05        Press Releases. Slippery Rock and Parent shall consult with each other before issuing any press release with respect to the Transaction or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable under the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law or the rules or regulations of the NYSE.

Slippery Rock and Parent shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the Transaction as reasonably requested by the other party.

        6.06         Access; Information.

                       (a)       Slippery Rock agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford Parent and Parent's officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties and personnel of Slippery Rock and to such other information relating to Slippery Rock as Parent may reasonably request and, during such period, it shall furnish promptly to Parent all information concerning the business, properties and personnel of Slippery Rock as Parent may reasonably request.

                       (b)          Parent agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford Slippery Rock and Slippery Rock's officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including without limitation, Tax Returns and work papers of independent auditors), properties and personnel of Parent and to such other information relating to Parent as Slippery Rock may reasonably request and, during such period, it shall furnish promptly to Slippery Rock all information concerning the business, properties and personnel of Parent and its Subsidiaries as Slippery Rock may reasonably request.

                       (c)          All information furnished to either party by the other party pursuant to this Section 6.06 shall be subject to, and such receiving party shall hold all such information in confidence in accordance with the provisions of the respective Confidentiality Agreement, dated as of March 19, 2004 between Parent and Slippery Rock (each, a "Confidentiality Agreement").

                       (d)          As soon as reasonably available but in no event more than five business days after filing, Slippery Rock will deliver to Parent each report, financial or otherwise, filed by it or Slippery Rock Bank with any Bank Regulatory Authority or the SEC.

                       (e)          Within 15 days after the end of each month, Slippery Rock will deliver to Parent the unaudited consolidated balance sheet and unaudited consolidated statement of operations of Slippery Rock for the immediately preceding month prepared in accordance with GAAP except for the absence of footnotes.

          6.07        Affiliates. Slippery Rock shall use its reasonable best efforts to identify those persons who may be deemed to be "affiliates" of Slippery Rock within the meaning of Rule 145 promulgated by the SEC under the Securities Act (the "Slippery Rock Affiliates") and to cause each person so identified to deliver to Parent as soon as practicable, and in any event prior to the date of Slippery Rock Meeting, a written agreement to comply with the requirements of Rule 145 under the Securities Act in connection with the sale or other transfer of Parent Common Stock received in the Merger, which agreement shall be in the form attached hereto as Annex C (the "Affiliate Letter").

          6.08        Certain Actions.

                         (a)         From the date of this Agreement through the Effective Time, except as otherwise permitted by this Section 6.08, Slippery Rock will not, and will not authorize or permit any of its directors, officers, agents, employees, investment bankers, attorneys, accountants, advisors, agents, affiliates (as such term is used in Rule 12b-2 under the Exchange Act) or representatives (collectively, "Representatives") to, directly or indirectly, (i) initiate, solicit, encourage or take any action to facilitate (including by way of furnishing information) any Acquisition Proposal (as defined below) or any inquiries with respect to or the making of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to Slippery Rock or any of its Subsidiaries or afford access to the business, properties, assets, books or records of Slippery Rock or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any third party that is seeking to make, or has made, an Acquisition Proposal or (iii) except in accordance with Section 8.01(g), approve, endorse or recommend or enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to an Acquisition Proposal.

                         (b)         Notwithstanding anything herein to the contrary, Slippery Rock and its Board of Directors shall be permitted (i) to comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal (provided that the Board of Directors of Slippery Rock shall not withdraw or modify in a manner adverse to Parent its Approval Recommendation, except as set forth in subsection (iii) below), (ii) to engage in any discussions or negotiations with, or provide any information to, any person in response to a Superior Proposal (as defined below) by any such person, if and only to the extent that (x) Slippery Rock's Board of Directors concludes in good faith, after consultation with outside counsel, that failure to do so would breach its fiduciary duties to Slippery Rock's stockholders under applicable law, (y) prior to providing any information or data to any person in connection with a Superior Proposal by any such person, Slippery Rock's Board of Directors receives from such person an executed confidentiality agreement on terms no less favorable to Slippery Rock than those contained in the Confidentiality Agreement between Slippery Rock and Parent (a copy of which executed confidentiality agreement shall have been provided to Parent for informational purposes), and (z) at least 72 hours prior to providing any information or data to any person or entering into discussions or negotiations with any person, Slippery Rock promptly notifies Parent in writing of the name of such person and the material terms and conditions of any such Superior Proposal, and (iii) to withdraw, modify, qualify in a manner adverse to Parent, condition or refuse to make its Approval Recommendation (the "Change in Slippery Rock Recommendation") if Slippery Rock's Board of Directors concludes in good faith, after consultation with outside counsel and financial advisors, that failure to do so would breach its fiduciary duties to Slippery Rock's stockholders under applicable law.

                         (c)         Slippery Rock will promptly (and in any event within 24 hours) notify Parent in writing of the receipt of any Acquisition Proposal or any information related thereto, which notification shall describe the Acquisition Proposal and identify the third party making the same.

                         (d)         Slippery Rock agrees that it will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions, or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal.

                        (e)         For purposes of this Agreement:

                                      (i)         The term "Acquisition Proposal" means any inquiry, proposal or offer, filing of any regulatory application or notice (whether in draft or final form) or disclosure of an intention to do any of the foregoing from any person relating to any (w) direct or indirect acquisition or purchase of a business that constitutes a substantial portion of the net revenues, net income or net assets of Slippery Rock or any of its Subsidiaries, (x) direct or indirect acquisition or purchase of any class of equity securities representing 10% or more of the voting power of Slippery Rock Common Stock, (y) tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of equity securities of Slippery Rock or (z) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Slippery Rock other than the transactions contemplated by this Agreement.

                                      (ii)        The term "Superior Proposal" means any bona fide, unsolicited written Acquisition Proposal made by a Third Party to acquire more than 50% of the combined voting power of the shares of Slippery Rock Common Stock then outstanding or all of substantially all of Slippery Rock's consolidated assets for consideration consisting of cash and/or securities that is on terms that the Board of Directors of Slippery Rock in good faith concludes (after consultation with its financial advisors and outside counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (A) is on terms that the Board of Directors of Slippery Rock in its good faith judgment believes to be more favorable from a financial point of view to its stockholders than the Merger and (B) for which financing, to the extent required, is then fully committed or reasonably determined to be available by the Board of Directors of Slippery Rock, and (C) is reasonably capable of being completed.

                        (f)         If a Payment Event (as hereinafter defined) occurs, Slippery Rock shall pay to Parent (by wire transfer of immediately available funds), within two (2) business days following such Payment Event, a fee of $4,250,000 (the "Break-up Fee").

                        (g)         The term "Payment Event" means any of the following:

                                      (i)         the termination of this Agreement by Parent pursuant to Section 8.01(f);

                                      (ii)        the termination of this Agreement by Slippery Rock pursuant to Section 8.01(g); or

                                      (iii)          the occurrence of any of the following events within twelve (12) months of the termination of this Agreement pursuant to Section 8.01(e), provided that an Acquisition Proposal shall have been made after the date hereof and prior to such termination that shall not have been withdrawn in good faith prior to such termination: (A) Slippery Rock merges with or into, or is acquired, directly or indirectly, by merger or otherwise by, a Third Party; (B) a Third Party, directly or indirectly acquires substantially all of the total assets of Slippery Rock and its Subsidiaries, taken as a whole; (C) a Third Party, directly or indirectly, acquires more than 50% of the outstanding Slippery Rock Common Stock or (D) Slippery Rock adopts or implements a plan of liquidation, recapitalization or share repurchase relating to more than 50% of the outstanding Slippery Rock Common Stock or an extraordinary dividend relating to more than substantially all of the outstanding Slippery Rock Common Stock or substantially all of the assets of Slippery Rock and its Subsidiaries, taken as a whole. As used herein, "Third Party" means any person as defined in Section 13(d) of the Exchange Act (other than Parent or its affiliates).

                        (h)         Slippery Rock acknowledges that the agreements contained in Section 6.08(e) are an integral part of the transactions contemplated in this Agreement and that without these agreements Parent would not enter into this Agreement. Accordingly, in the event Slippery Rock fails to pay to Parent the Break-up Fee, promptly when due, Slippery Rock shall, in addition thereto, pay to Parent all costs and expenses (including attorneys' fees and disbursements) incurred in collecting such Break-up Fee together with interest on the amount of the Break-up Fee (or any unpaid portion thereof), from the date such payment was due until the date such payment is received by Parent, accrued at the fluctuating prime rate (as quoted in The Wall Street Journal) as in effect from time to time during the period.

          6.09         Certain Policies. Prior to the Effective Date, each of Slippery Rock and its Subsidiaries shall, consistent with GAAP, the rules and regulations of the SEC and applicable banking laws and regulations, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Parent; provided, however, that no such modifications or changes need be made prior to the satisfaction of the conditions set forth in Section 7.01(b); and further provided that in any event, no accrual or reserve made by Slippery Rock or any of its Subsidiaries pursuant to this Section 6.09 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of Slippery Rock or its management with any such adjustments.

          6.10         NYSE Listing. Parent agrees to use its reasonable best efforts to list upon official notice of issuance, prior to the Effective Date, on the NYSE the shares of Parent Common Stock to be issued in connection with the Merger.

          6.11         Indemnification.

                           (a)         From and after the Effective Time through the sixth anniversary of the Effective Time, Parent (the "Indemnifying Party") shall indemnify and hold harmless each present and former director, officer and employee of Slippery Rock or a Slippery Rock Subsidiary, as applicable, determined as of the Effective Time (the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of Slippery Rock or any Slippery Rock Subsidiary or is or was serving at the request of Slippery Rock or any of the Slippery Rock Subsidiaries as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, including without limitation matters related to the negotiation, execution and performance of this Agreement or consummation of the Transaction, to the fullest extent that such Indemnified Parties would be entitled under the Slippery Rock Articles and the Slippery Rock Bylaws or equivalent documents of any Slippery Rock Subsidiary, as applicable, or any agreement, arrangement or understanding that has been Previously Disclosed by Slippery Rock pursuant to this Section, in each case as in effect on the date hereof.

                           (b)          Any Indemnified Party wishing to claim indemnification under this Section 6.11, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not actually prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues that raise conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent which shall not be unreasonably withheld and (iv) the Indemnifying Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

                           (c)          Prior to the Effective Time, Parent shall cause the persons serving as directors and officers of Slippery Rock immediately prior to the Effective Time to be covered by the directors' and officers' liability insurance policy maintained by Slippery Rock for a period of six years after the Effective Time (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not materially less advantageous than such policy or single premium tail coverage with policy limits equal to Slippery Rock's existing coverage limits) with respect to acts or omissions occurring prior to the Effective Time that were committed by such directors and officers in their capacities as such, provided that in no event shall Parent be required to expend for any one year an amount in excess of 150% of the annual premium currently paid by Slippery Rock for such insurance (the "Insurance Amount"), and further provided that if Parent is unable to maintain or obtain the insurance called for by this Section 6.11(c) as a result of the preceding provision, Parent shall use its reasonable best efforts to obtain the most advantageous coverage as is available for the Insurance Amount.

                           (d)          The provisions of this Section 6.11 are intended to be for the benefit of and shall be enforceable by each of the Indemnified Parties and his or her heirs.

          6.12        Benefit Plans.

                           (a)          As soon as administratively practicable after the Effective Time, Parent shall take all reasonable action so that employees of Slippery Rock and its Subsidiaries shall be entitled to participate in each employee benefit plan, program or arrangement of Parent of general applicability (the "Parent Benefit Plans") to the same extent as similarly-situated employees of Parent and its Subsidiaries (it being understood that inclusion of the employees of Slippery Rock and its Subsidiaries in the Parent Benefit Plans may occur at different times with respect to different plans), provided that coverage shall be continued under corresponding Benefit Plans of Slippery Rock and its Subsidiaries until such employees are permitted to participate in the Parent Benefit Plans and provided further, however, that nothing contained herein shall require Parent or any of its Subsidiaries to make any grants to any former employee of Slippery Rock under any discretionary equity compensation plan of Parent. Parent shall cause each Parent Benefit Plan in which employees of Slippery Rock and its Subsidiaries are eligible to participate to recognize, for purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes (but not for accrual of pension benefits) under the Parent Benefit Plans, the service of such employees with Slippery Rock and its Subsidiaries to the same extent as such service was credited for such purpose by Slippery Rock, provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Except for the commitment to continue those Benefit Plans of Slippery Rock and its Subsidiaries that correspond to Parent Benefit Plans until employees of Slippery Rock and its Subsidiaries are included in such Parent Benefit Plans, nothing herein shall limit the ability of Parent to amend or terminate any of Slippery Rock's Benefit Plans in accordance with and to the extent permitted by their terms at any time permitted by such terms.

                           (b)          At and following the Effective Time, and except as otherwise provided in Sections 6.12(d), (e) and (f) Parent shall honor, and the Surviving Corporation shall continue to be obligated to perform, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former employees of Slippery Rock and its Subsidiaries and current and former directors of Slippery Rock and its Subsidiaries existing as of the Effective Date, as well as all employment, executive severance, [split dollar] or "change-in-control" or similar agreements, plans or policies of Slippery Rock that are set forth on Schedule 6.12(b) of the Slippery Rock Disclosure Schedule, subject to the receipt of any necessary approval from any Bank Regulatory Authority.

The severance or termination payments that are payable pursuant to such agreements, plans or policies of Slippery Rock are set forth on Schedule 6.12(b) of the Slippery Rock Disclosure Schedule. Following the consummation of the Merger and for one year thereafter, Parent shall, to the extent not duplicative of other severance benefits, pay employees of Slippery Rock or its Subsidiaries who are terminated for other than cause, severance as set forth on Schedule 6.12(b) of the Parent Disclosure Schedule. Following the expiration of the foregoing severance policy, any years of service recognized for purposes of this Section 6.12(b) will be taken into account under the terms of any applicable severance policy of Parent or its Subsidiaries.

                           (c)          At such time as employees of Slippery Rock and its Subsidiaries become eligible to participate in a medical, dental or health plan of Parent or its Subsidiaries, Parent shall cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions covered under the applicable medical, health or dental plans of Parent, (ii) provide full credit under such plans for any deductibles, co-payment and out-of-pocket expenses incurred by the employees and their dependents during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to such employee or dependent on or after the Effective Time to the extent such employee or dependent had satisfied any similar limitation or requirement under an analogous Benefit Plan prior to the Effective Time.

                           (d)          Immediately prior to the Effective Time, Slippery Rock shall, at the written request of Parent, terminate such of the Slippery Rock Benefit Plans as is requested by Parent.

                           (e)          At the Effective Time, the Employment Agreement between Slippery Rock and William Sonntag shall be terminated without further obligation on the part of Slippery Rock or Parent, and Slippery Rock shall, subject to compliance with Section 6.17, enter into the Separation and Release Agreement with William Sonntag and Parent shall, subject to compliance with Section 6.17, enter into the Business Retention and Development Agreement and the Non-Competition Agreement with William Sonntag.

                           (f)          Prior to the date of this Agreement, the Slippery Rock Board of Directors shall have terminated the Slippery Rock Financial Corporation Executive Change in Control Pay Plans and at the Effective Time, subject to compliance with Section 6.17, Slippery Rock shall enter into the Key Employee Severance Agreements with the persons indicated in Section 6.17(d).

          6.13         Parent Bank Board. Parent agrees to take all action necessary to appoint or elect, effective as of the Effective Time, as directors of Parent Bank two current members of Slippery Rock's Board of Directors (the "Slippery Rock Designees") as are mutually agreed by Parent and Slippery Rock. Such persons shall serve until the first annual meeting of stockholders of Parent Bank following the Effective Time and until his successor is elected and qualified.

Subject to the fiduciary duties of the Parent Bank Board, Parent Bank shall include the Slippery Rock Designees on the list of nominees for director presented by the Parent Bank Board and for which the Parent Bank Board shall solicit proxies at the first annual meeting of stockholders of Parent Bank following the Effective Time (the "Parent 2005 Annual Meeting"). Subject to the fiduciary duties of the Parent Bank Board, Parent Bank agrees that to the extent that one or more of the Slippery Rock Designees dies or becomes incapacitated prior to the Effective Time, the remaining Slippery Rock Designees may recommend to the Parent Bank Board a person to serve as successor, and provided that such person is reasonably acceptable to the Parent Bank Board, such person shall be appointed to fill the vacancy so created. If, during the initial term prior to the Parent Bank 2005 Annual Meeting or the term immediately following the Parent Bank 2005 Annual Meeting, any one of the Slippery Rock Designees vacates the seat they have been elected to for any reason, Parent Bank agrees, subject to the fiduciary duties of the Parent Bank Board, to appoint a current Slippery Rock director to replace that director. Additionally, if during the first initial term or the longest term that any of the Slippery Rock Designees is elected to at the Parent Bank 2005 Annual Meeting, there is a vacancy that occurs on the Parent Bank Board, Parent Bank agrees to consider a current Slippery Rock director to fill the vacancy, provided that nothing herein shall obligate Parent Bank to appoint a current Slippery Rock director to the Parent Bank Board under such circumstances.

         6.14         Notification of Certain Matters. Each of Slippery Rock and Parent shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

         6.15         Regulatory Conditions. In the event of the imposition of any conditions, restrictions or requirements in connection with the regulatory approvals required by Section 7.01(b) that Parent determines would materially reduce the benefits of the Merger as provided in Section 7.01(b), Parent shall use its commercially reasonable efforts to obtain the removal of any such condition, restriction or requirement.

         6.16         Exemption From Liability Under Section 16(b). Assuming that Slippery Rock delivers to Parent the Section 16 Information not less than five Business Days in advance of the Effective Time, the Board of Directors of Parent, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing that the receipt by the Slippery Rock Insiders of Parent Common Stock in exchange for shares of Slippery Rock Common Stock, and of options to purchase Parent Common Stock upon conversion of Slippery Rock Options pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information provided by Slippery Rock to Parent prior to the Effective Time, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act such that any such receipt shall be so exempt.

         6.17         Regulatory Approval of Certain Agreements and Payments. Parent shall use commercially reasonable efforts to obtain the approval of the OCC, together with the written concurrence of the FDIC, for:

                         (a)          the proposed Non-Competition Agreement between Parent and William Sonntag and the payments contemplated thereby;

                         (b)          the proposed Business Retention and Development Agreement between Parent and William Sonntag and the payments contemplated thereby;

                         (c)          the proposed Separation and Release Agreement between Slippery Rock and William Sonntag and the payments contemplated thereby;

                         (d)          the Key Employee Severance Agreements between Slippery Rock and the Slippery Rock officers identified as Covered Persons in Schedule 4.01(d) of the Slippery Rock Disclosure Schedule and the payments contemplated thereby;

                         (e)          payments contemplated by the Change of Control Severance Benefits Agreement between Slippery Rock and John J. Boczar dated July 12, 2001; and

                         (f)          the payments contemplated by the Change of Control Severance Benefits Agreement between Slippery Rock and Wayne Grinnik dated December 18, 2002.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

         7.01         Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each of the parties hereto to consummate the Merger is subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Closing Date of each of the following conditions:

                         (a)          Stockholder Approval. This Agreement and the Merger shall have been duly approved by the requisite vote of the holders of outstanding shares of Slippery Rock Common Stock.

                         (b)          Regulatory Approvals. All regulatory approvals required to consummate the Merger shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements that the Parent Board reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the Transaction to such a degree that Parent would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

                         (c)          No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and prohibits consummation of the Transaction.

                         (d)          Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

                         (e)          Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the NYSE.

         7.02         Conditions to Obligation of Slippery Rock. The obligation of Slippery Rock to consummate the Merger is also subject to the fulfillment by Parent or written waiver by Slippery Rock prior to the Closing Date of each of the following conditions:

                         (a)          Representations and Warranties. The representations and warranties of Parent set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and Slippery Rock shall have received a certificate, dated the Effective Date, signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

                         (b)          Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time in order to consummate the Merger, and Slippery Rock shall have received a certificate, dated the Effective Date, signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

                         (c)          Tax Opinion. Slippery Rock shall have received the written opinion of Manatt, Phelps & Phillips, LLP, dated as of the Effective Date (which shall be based on such written representations from Parent, Slippery Rock and others as such counsel shall reasonably request) to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

                         (d)          Other Actions. Parent shall have furnished Slippery Rock with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.02 as Slippery Rock may reasonably request.

         7.03         Conditions to Obligation of Parent. The obligation of Parent to consummate the Merger is also subject to the fulfillment by Slippery Rock or written waiver by Parent prior to the Closing Date of each of the following conditions:

                         (a)          Representations and Warranties. The representations and warranties of Slippery Rock set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and Parent shall have received a certificate, dated the Effective Date, signed on behalf of Slippery Rock by the Chief Executive Officer and the Chief Financial Officer of Slippery Rock to such effect.

                         (b)          Performance of Obligations of Slippery Rock. Slippery Rock shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time in order to consummate the Merger, and Parent shall have received a certificate, dated the Effective Date, signed on behalf of Slippery Rock by the Chief Executive Officer and the Chief Financial Officer of Slippery Rock to such effect.

                         (c)          Tax Opinion. Parent shall have received the written opinion of Duane Morris LLP, dated as of the Effective Date (which shall be based on such written representations from Parent, Slippery Rock and others as such counsel shall reasonably request) to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

                         (d)          Other Actions. Slippery Rock shall have furnished Parent with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.03 as Parent may reasonably request.

ARTICLE VIII

TERMINATION

          8.01        Termination. This Agreement may be terminated at any time prior to the Effective Date, and the Transaction may be abandoned:

                         (a)          Mutual Consent. By the mutual consent in writing of Parent and Slippery Rock if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

                         (b)          Breach. Provided that the terminating party is not then in material breach of any representation, warranty, covenant or agreement contained therein (subject in all cases to the standard set forth in Section 5.02), by Parent or Slippery Rock, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of: (i) a breach by Parent, on the one hand, or Slippery Rock, on the other hand, as the case may be, of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach; or (ii) a breach by Parent, on the one hand, or Slippery Rock, on the other hand, as the case may be, of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach, which breach (whether under (i) or (ii)) would be reasonably expected, individually or in the aggregate with other breaches, to result in a Material Adverse Effect with respect to Parent or Slippery Rock, as the case may be.

                         (c)          Delay. By Parent or Slippery Rock, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by February 28, 2005, except to the extent that the failure of the Merger then to be consummated by such date shall be due to the failure of the party seeking to terminate pursuant to this Section 8.01(c) to perform or observe the covenants and agreements of such party, in the case of Parent, set forth in this Agreement.

                         (d)          No Regulatory Approval. By Parent or Slippery Rock, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement (other than any governmental action required under Part 359 of the Rules and Regulations of the FDIC) shall have been denied by final nonappealable action of such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.01(d) if such denial shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants of such party set forth herein.

                         (e)          No Slippery Rock Common Stockholder Approval. By either Parent or Slippery Rock provided that Slippery Rock shall not be in material breach of any of its obligations under Section 6.02, if any approval of the stockholders of Slippery Rock contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the Slippery Rock Meeting or at any adjournment or postponement thereof.

                         (f)          Slippery Rock Failure to Recommend. At any time prior to the Slippery Rock Meeting, by Parent if (i) Slippery Rock shall have breached Section 6.08 in any respect materially adverse to Parent, (ii) the Slippery Rock Board of Directors shall have failed to make its Approval Recommendation or shall have effected a Change in the Slippery Rock Recommendation or (iii) Slippery Rock shall have materially breached its obligations under Section 6.02 by failing to call, give notice of, convene and hold the Slippery Rock Meeting.

                         (g)          Superior Proposal. At any time prior to the Mailing Date, by Slippery Rock in order to concurrently enter into an Acquisition Proposal that has been received by Slippery Rock and the Slippery Rock Board of Directors in compliance with Sections 6.08(a) and (b) and that Slippery Rock's Board of Directors concludes in good faith, in consultation with its financial and legal advisors, that such Acquisition Proposal is a Superior Proposal; provided, however, that this Agreement may be terminated by Slippery Rock pursuant to this Section 8.01(g) only after the fifth Business Day following Slippery Rock's provision of written notice to Parent advising Parent, that the Slippery Rock Board of Directors is prepared to accept a Superior Proposal and only if (i) during such five-Business Day period, Slippery Rock has caused its financial and legal advisors to negotiate in good faith to make such adjustments in the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal, (ii) Slippery Rock's Board of Directors has considered such adjustments in the terms and conditions of this Agreement resulting from such negotiations and has concluded in good faith, based upon consultation with its financial and legal advisers, that such Acquisition Proposal remains a Superior Proposal even after giving effect to the adjustments proposed by Parent and further provided that such termination shall not be effective until Slippery Rock has paid the Break-up Fee to Parent.

                         (h)          Possible Adjustment. By Slippery Rock at any time during the two-day period following the Determination Date, if both of the following conditions (1) and (2) are satisfied:

                                       (1)          the Average Closing Price (as defined below) shall be less than the product of 0.800 and the Starting Price; and

                                       (2)          (i) the number obtained by dividing the Average Closing Price by the Starting Price (such number being referred to herein as the "Parent Ratio") shall be less than (ii) the number obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date (as defined below) and subtracting 0.200 from such quotient (such number being referred to herein as the "Index Ratio");

subject to the following. If Slippery Rock elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice to Parent; provided that such notice of election to terminate may be withdrawn at any time within the aforementioned two-day period. For the purposes of this Agreement, (i) "Average Closing Price" means the average of the last reported closing prices per share of Parent Common Stock as reported on the NYSE (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source) for the twenty consecutive trading days immediately preceding the Determination Date and (ii) "Index Price" on a given date means the closing price of the Nasdaq Bank Index.

         8.02        Effect of Termination. In the event of termination of this Agreement by either Parent or Slippery Rock as provided in Section 8.01, this Agreement shall forthwith become void and have no effect except (i) Sections 6.06(c), 6.08(e) and (f), 8.02 and 9.05 shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liability or damages arising out of its willful breach of any of the provisions of this Agreement.

ARTICLE IX

MISCELLANEOUS

         9.01        Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed in whole or in part after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.06(c), 8.02 and, excepting Section 9.12 hereof, this Article IX, which shall survive any such termination). Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its affiliates of any defense at law or in equity that otherwise would be available against the claims of any Person, including without limitation any stockholder or former stockholder.

         9.02        Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived, by the party benefited by the provision or (ii) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the Slippery Rock Meeting no amendment shall be made that by law requires further approval by the stockholders of Slippery Rock without obtaining such approval.

         9.03        Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

         9.04        Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Pennsylvania applicable to contracts made and to be performed entirely within such State.

         9.05        Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel, except that expenses of printing the Proxy Statement and the registration fee to be paid to the SEC in connection with the Registration Statement shall be shared equally between Slippery Rock and Parent, and provided further that nothing contained herein shall limit either party's rights to recover any liabilities or damages arising out of the other party's willful breach of any provision of this Agreement.

         9.06        Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to Slippery Rock to:
Slippery Rock Financial Corporation 100 South Main Street Slippery Rock, Pennsylvania 16057 Attention: William Sonntag, President and Chief Executive Officer Fax: 724-794-1087
With a copy to:
Manatt, Phelps & Phillips, LLP 1501 M Street, NW, Suite 700 Washington, D.C. 20005 Attention: Gregory A. Gehlmann, Esq. Fax: (202) 463-1741
If to Parent to:
F.N.B. Corporation One F.N.B. Boulevard Hermitage, Pennsylvania 16148 Attention: Stephen J. Gurgovits President and Chief Executive Officer Fax: 724-983-3515

With a copy to:
Duane Morris LLP 4200 One Liberty Place Philadelphia, PA 19103 Attention: Frederick W. Dreher, Esq. Fax: 215-979-1213

         9.07          Entire Understanding; No Third Party Beneficiaries. This Agreement, the Bank Merger Agreement and the Confidentiality Agreement represent the entire understanding of the parties hereto and thereto with reference to the Transaction, and this Agreement, the Bank Merger Agreement and the Confidentiality Agreement supersede any and all other oral or written agreements heretofore made. Except for the Indemnified Parties' right to enforce Parent's obligation under Sections 6.11 and 6.12(e) and (f), which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          9.08          Severability. Except to the extent that application of this Section 9.08 would have a Material Adverse Effect on Slippery Rock or Parent, any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision that, insofar as practicable, implements the original purposes and intents of this Agreement.

          9.09          Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event attorneys' fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs incurred therein.

          9.10          Interpretation. When a reference is made in this Agreement to Sections, Annexes or Schedules, such reference shall be to a Section of, or Annex or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Whenever the words "as of the date hereof" are used in this Agreement, they shall be deemed to mean the day and year first above written.

          9.11          Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

          9.12          Alternative Structure. Notwithstanding any provision of this Agreement to the contrary, Parent may at any time modify the structure of the acquisition of Slippery Rock set forth herein, subject to the prior written consent of Slippery Rock, which consent shall not be unreasonably withheld or delayed, provided that (i) the Merger Consideration to be paid to the holders of Slippery Rock Common Stock is not thereby changed in kind or reduced in amount as a result of such modification, (ii) such modification will not adversely affect the tax treatment to Slippery Rock's stockholders as a result of receiving the Merger Consideration and (iii) such modification will not materially delay or jeopardize receipt of any required approvals of Governmental Authorities.

[Signature page to follow]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

F.N.B. CORPORATION

By: Name: Title:	/s/ Stephen J. Gurgovits Stephen J. Gurgovits President and Chief Executive Officer

SLIPPERY ROCK FINANCIAL CORPORATION

By: Name: Title:	/s/ William Sonntag William Sonntag President and Chief Executive Officer

 ANNEX A

AGREEMENT OF MERGER

          Agreement of Merger, dated as of ___________ ___, 2004, by and between The First National Bank of Pennsylvania (the "Acquiror Bank") and The First National Bank of Slippery Rock (the "Bank").

WlTNESSETH:

          WHEREAS, the Bank is a national association and a wholly owned subsidiary of Slippery Rock Financial Corporation ("Slippery Rock"); and

          WHEREAS, the Acquiror Bank is a national association and a wholly owned subsidiary of F.N.B. Corporation (the "Acquiror"); and

          WHEREAS, the Acquiror and Slippery Rock have entered into an Agreement and Plan of Merger, dated as of May __, 2004 (the "Agreement"), pursuant to which Slippery Rock will merge with and into Parent (the "Parent Merger"); and

          WHEREAS, the Bank and the Acquiror Bank desire to merge on the terms and conditions herein provided immediately following the effective time of the Parent Merger.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

          1.          The Merger. Subject to the terms and conditions of this Agreement of Merger, at the Effective Time (as defined in Section 2 hereof), the Bank shall merge with and into the Acquiror Bank (the "Merger") under the laws of the United States. The Acquiror Bank shall be the surviving bank of the Merger (the "Surviving Bank").

          2.        Effective Time. The Merger shall become effective on the date and at the time that Articles of Combination are filed with the Office of the Comptroller of the Currency ("OCC"), unless a later date and time is specified as the effective time on such Articles of Combination (the "Effective Time").

          3.         Charter; Bylaws. The Charter and Bylaws of the Acquiror Bank in effect immediately prior to the Effective Time shall be the Charter and Bylaws of the Surviving Bank, until altered, amended or repealed in accordance with their terms and applicable law.

          4.         Name; Offices. The name of the Surviving Bank shall be "The First National Bank of Pennsylvania." The main office of the Surviving Bank shall be the main office of the Acquiror Bank immediately prior to the Effective Time. All branch offices of the Bank and the Acquiror Bank that were in lawful operation immediately prior to the Effective Time shall be the branch offices of the Surviving Bank upon consummation of the Merger, subject to the opening or closing of any offices that may be authorized by the Bank or the Acquiror Bank and the OCC after the date hereof. Schedule I hereto contains a list of each of the deposit taking offices of the

Bank and the Acquiror Bank that shall be operated by the Surviving Bank, subject to the opening or closing of any offices which may be authorized by the Bank or the Acquiror Bank and the OCC after the date hereof.

          5.         Directors and Executive Officers. Upon consummation of the Merger, (i) the directors of the Surviving Bank immediately prior to the Effective Time shall continue as directors of the Surviving Bank and two directors of the Bank, as mutually agreed by Slippery Rock and Parent shall be appointed as directors of the Surviving Bank for __- year terms and (ii) the executive officers of the Surviving Bank shall be the executive officers of the Acquiror Bank immediately prior to the Effective Time.

          6.         Effects of the Merger. Upon consummation of the Merger, and in addition to the effects set forth at [12. C.F.R. Section _______] and other applicable law:

                        (i)          all rights, franchises and interests of the Bank in and to every type of property (real, personal and mixed), tangible and intangible, and chooses in action shall be transferred to and vested in the Surviving Bank by virtue of the Merger without any deed or other transfer, and the Surviving Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver and committee, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interest were held or enjoyed by the Bank immediately prior to the Effective Time; and

                        (ii)          the Surviving Bank shall be liable for all liabilities of the Bank, fixed or contingent, including all deposits, accounts, debts, obligations and contracts thereof, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records thereof, and all rights of creditors or obligees and all liens on property of the Bank shall be preserved unimpaired; after the Effective Time, the Surviving Bank will continue to issue savings accounts on the same basis as immediately prior to the Effective Time.

          7.          Effect on Shares of Stock.

                        (a)          Each share of Acquiror Bank common stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding.

                        (b)          At the Effective Time, each share of Bank common stock issued and outstanding prior to the Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled. Any shares of Bank common stock held in the treasury of the Bank immediately prior to the Effective Time shall be retired and canceled.

          8.          Additional Actions. If, at any time after the Effective Time, the Surviving Bank shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Bank its rights, title or interest in, to or under any of the rights, properties or assets of the Bank acquired or to be acquired by the Surviving Bank as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement of Merger, the Bank and its proper officers and directors shall be deemed to have granted to the Surviving Bank an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Bank and otherwise to carry out the purposes of this Agreement of Merger; and the proper officers and directors of the Surviving Bank are fully authorized in the name of the Bank or otherwise to take any and all such action.

          9.          Counterparts. This Agreement of Merger may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one agreement.

          10.         Governing Law. This Agreement of Merger shall be governed in all respects, including, but not limited to, validity, interpretation, effect and performance, by the laws of the United States.

          11.         Amendment. Subject to applicable law, this Agreement of Merger may be amended, modified or supplemented only by written agreement of the Acquiror Bank and the Bank at any time prior to the Effective Time.

          12.         Waiver. Any of the terms or conditions of this Agreement of Merger may be waived at any time by whichever of the parties hereto is, or the shareholders of which are, entitled to the benefit thereof by action taken by the Board of Directors of such waiving party

          13.         Assignment. This Agreement of Merger may not be assigned by any party hereto without the prior written consent of the other party.

          14.         Termination. This Agreement of Merger shall terminate upon the termination of this Agreement of Merger in accordance with its terms.

          15.         Procurement of Approvals. This Agreement of Merger shall be subject to the approval of the Acquiror as the sole shareholder of the Acquiror Bank and Slippery Rock as the sole shareholder of the Bank at meetings to be called and held or by consent in lieu thereof in accordance with the applicable provisions of law and their respective organizational documents. The Acquiror Bank and the Bank shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and in the taking of any other action, and the satisfaction of all other requirements prescribed by law or otherwise necessary for consummation of the Merger on the terms provided herein, including without limitation the preparation and submission of such applications or other filings for approval of the Merger to the OCC as may be required by applicable laws and regulations.

          16.         Conditions Precedent. The obligations of the parties under this Agreement of Merger shall be subject to: (i) the approval of this Agreement of Merger by the Acquiror as the sole shareholder of the Acquiror Bank and Slippery Rock as the sole shareholder of the Bank at meetings of shareholders duly called and held (or by consent or consents in lieu thereof), in each case without any exercise of such dissenters' rights as may be applicable; (ii) receipt of approval of the Merger from all governmental and banking authorities whose approval is required;

(iii) receipt of any necessary regulatory approval to operate the main office and the branch offices of the Bank as offices of the Surviving Bank; and (iv) the consummation of the Parent Merger pursuant to the Agreement on or before the Effective Time.

          17.         Effectiveness of Agreement. Notwithstanding anything to the contrary contained herein, the execution and delivery of this Agreement of Merger by the parties hereto shall not be deemed to be effective unless and until the requirements of [12 C.F.R. Section ______] are met.

          IN WITNESS WHEREOF, each of the Acquiror Bank and the Bank has caused this Agreement of Merger to be executed on its behalf by its duly authorized officers.

THE FIRST NATIONAL BANK OF PENNSYLVANIA

By: Name: Title:

THE FIRST NATIONAL BANK OF SLIPPERY ROCK

By: Name: Title:

ANNEX B

_________ __, 2004

F.N.B. Corporation
One F.N.B. Boulevard
Hermitage, PA 16148

Ladies and Gentlemen:

          I have been advised that I may be deemed an "affiliate" of Slippery Rock Financial Corporation, a Pennsylvania corporation ("Slippery Rock"), as that term is defined in Rule 144 and used in Rule 145 promulgated by the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"). I understand that pursuant to the terms of the Agreement and Plan of Merger, dated as of _______, 2004 (the "Agreement"), between F.N.B. Corporation , a Florida corporation ("Parent") and Slippery Rock, Slippery Rock plans to merge with and into Parent (the "Merger").

          I further understand that as a result of the Merger, I will be entitled to elect to receive shares of common stock, par value $.01 per share, of Parent ("Parent Common Stock") in exchange for shares of common stock, par value $0.25 per share, of Slippery Rock ("Slippery Rock Common Stock").

          I have carefully read this letter and reviewed the Agreement and discussed their requirements and other applicable limitations upon my ability to sell, transfer, or otherwise dispose of Parent Common Stock, to the extent I felt necessary, with my counsel or counsel for Slippery Rock.

          I represent, warrant and covenant with and to Parent that in the event I receive any shares of Parent Common Stock as a result of the Merger:

          I shall not make any sale, transfer or other disposition of such shares of Parent Common Stock unless (i) such sale, transfer or other disposition has been registered under the Securities Act, (ii) such sale, transfer or other disposition is made in conformity with the provisions of Rule 145 under the Securities Act (as such rule may be amended from time to time), or (iii) in the opinion of counsel in form and substance reasonably satisfactory to Parent, or under a "no-action" letter obtained by me from the staff of the SEC, such sale, transfer or other disposition will not violate the registration requirements of, or is otherwise exempt from registration under, the Securities Act.

          I understand that Parent is under no obligation to register the sale, transfer or other disposition of shares of Parent Common Stock by me or on my behalf under the Securities Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

          I understand that stop transfer instructions will be given to Parent's transfer agent with respect to shares of Parent Common Stock issued to me as a result of the Merger and that there will be placed on the certificates for such shares, or any substitutions therefor, a legend stating in substance:

"The shares represented by this certificate were issued as a result of the merger of Slippery Rock Financial Corporation with and into F.N.B. Corporation, on _______ __, 2004, in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares represented by this certificate may be transferred only in accordance with the terms of a letter agreement between the registered holder hereof and F.N.B. Corporation, a copy of which agreement is on file at the principal offices of F.N.B. Corporation.

          I understand that, unless transfer by me of the Parent Common Stock issued to me as a result of the Merger has been registered under the Securities Act or such transfer is made in conformity with the provisions of Rule 145(d) under the Securities Act, Parent reserves the right, in its sole discretion, to place the following legend on the certificates issued to my transferee:

"The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from [SHAREHOLDER] who, in turn, received such shares as a result of the merger of Slippery Rock Financial Corporation with and into F.N.B. Corporation on ______ __, 2004, in a transaction to which Rule 145 under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be offered, sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933."

          It is understood and agreed that the legends set forth above shall be removed by delivery of substitute certificates without such legends if I shall have delivered to Parent (i) a copy of a "no action" letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Parent, to the effect that such legend is not required for purposes of the Securities Act, or (ii) evidence or representations satisfactory to Parent that Parent Common Stock represented by such certificates is being or has been sold in conformity with the provisions of Rule 145(d).

          I further understand and agree that the provisions of Rule 145 shall apply to all shares of Parent Common Stock that (i) my spouse, (ii) any relative of mine or any relative of my spouse or any one of whom has the same home as me, (iii) any trust or estate in which I, my spouse or any such relative owns at least a 10% beneficial interest or of which any of us serves as trustee, executor or in any similar capacity and (iv) any corporation or other organization in which I, my spouse or any such relative owns at least 10% of any class of equity securities or of the equity interest, receives as a result of the Merger and I further represent, warrant and covenant with and to Parent that I will have, and will cause each of such persons to have, all shares of Slippery Rock Common Stock owned (other than shares held through tax qualified retirement or benefit plans) by me or such persons registered in my name or the name of such persons, as applicable, prior to the effective date of the Merger and not in the name of any bank, broker or dealer, nominee or clearing house.

          By acceptance hereof, Parent agrees, for a period of two years after the Effective Time (as defined in the Agreement) that, so long as it is obligated to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, it will use its reasonable best efforts to timely file such reports so that the public information requirements of Rule 144(c) promulgated under the Securities Act are satisfied and the resale provisions of Rule 145(d)(1) and (2) are therefore available to me in the event I desire to transfer any Parent Common Stock issued to me in the Merger.

          It is understood and agreed that this letter shall terminate and be of no further force and effect if the Merger Agreement is terminated in accordance with its terms.

          Execution of this letter should not be construed as an admission on my part that I am an "affiliate" of Slippery Rock as described in the first paragraph of this letter or as a waiver of any rights I might have to object to any claim that I am such an affiliate on or after the date of this letter.

Very truly yours,

By: ________________________________
Name:

Acknowledged this ____ day of ____________, 2004.

F.N.B. CORPORATION

By: ______________________________________
     [name]
     [title]